Exhibit 99.1

            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED.
                               150 Louisiana N.E.
                          Albuquerque, New Mexico 87108

                              INFORMATION STATEMENT

       Spin-off of Bowlin Travel Centers, Inc. through the distribution by
            Bowlin Outdoor Advertising & Travel Centers Incorporated
                  of 4,583,348 shares of Bowlin Travel Centers
               common stock to Bowlin Outdoor Advertising & Travel
                    Centers Incorporated common stockholders

     This information statement is being furnished to the stockholders of Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin Outdoor") because we are spinning off our recently formed Bowlin Travel Centers, Inc. ("Bowlin Travel Centers") subsidiary to the holders of our common stock. We are effecting this spin-off by distributing one share of Bowlin Travel Centers common stock as a dividend on each outstanding share of Bowlin Outdoor common stock, amounting to 4,583,348 shares of Bowlin Travel Centers common stock in total.

     On September 29, 2000, the Bowlin Outdoor board of directors determined that it would be in the best interests of Bowlin Outdoor and its stockholders to separate its travel centers and outdoor advertising segments in connection with a proposed merger with Lamar Advertising Company ("Lamar"). Bowlin Outdoor contributed its assets and liabilities related to its travel centers business segment to Bowlin Travel Centers, which was formed on August 8, 2000. Bowlin Travel Centers operates thirteen travel centers in rural and smaller metropolitan areas of Arizona and New Mexico. Bowlin Travel Centers offers brand name food, gasoline and a variety of unique Southwestern merchandise to the traveling public.

     On or about December 12, 2000, Bowlin Outdoor distributed a proxy statement/prospectus to the stockholders of Bowlin Outdoor for a special meeting to be held January 19, 2001 to consider the merger between Bowlin Outdoor and Lamar. The dividend will be payable on or about January 30, 2001 to holders of shares of Bowlin Outdoor common stock that are issued and outstanding as of the close of business on January 20, 2001. Following this spin-off, Bowlin Outdoor will not own any shares of Bowlin Travel Centers and Bowlin Travel Centers will be a fully independent, public reporting company. No vote of Bowlin Outdoor stockholders is required in connection with the Bowlin Travel Centers spin-off. Therefore, you are not required to take any action. We are sending you this information statement, which contains additional information about the terms of the spin-off, Bowlin Travel Centers and Bowlin Travel Centers' common stock, for your information only. If you would like more information, please call Investor Relations at (505) 266-5985.

     Neither the Securities and Exchange Commission ("SEC") nor any state securities regulators have approved the Bowlin Travel Centers common stock to be issued to you pursuant to this spin-off or determined if this information statement is accurate or adequate. Any representation to the contrary is a criminal offense.

           The date of this information statement is January 17, 2001.

                                January 17, 2001

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED

     Dear Bowlin Outdoor Advertising and Travel Centers Incorporated
Stockholder:

     We are pleased to send you this information statement about our spin-off of Bowlin Travel Centers, Inc. ("Bowlin Travel Centers"). The information statement provides you with important information concerning:

     * the U.S. federal income tax treatment of the Bowlin Travel Centers shares you will receive,

     *    the number of shares you will receive,

     *    how fractional shares will be treated,

     *    the background and business of Bowlin Travel Centers, and

     *    how you can obtain additional information about these matters.


     Thank you for your investment in Bowlin Outdoor.

                                        Sincerely,



                                        Michael L. Bowlin
                                        President, Chief Executive Officer
                                        and Chairman of the Board


                                        Bowlin Outdoor Advertising & Travel
                                        Centers Incorporated
                                        150 Louisiana N.E.
                                        Albuquerque, New Mexico 87108

           INFORMATION ABOUT THE BOWLIN TRAVEL CENTERS, INC. SPIN-OFF

THE SPIN-OFF

     In September of 2000, the board of directors of Bowlin Outdoor Advertising & Travel Centers Incorporated ("Bowlin Outdoor") formally approved the spin-off of Bowlin Travel Centers, Inc. ("Bowlin Travel Centers") to holders of Bowlin Outdoor's common stock. To effect this spin-off, Bowlin Outdoor formed Bowlin Travel Centers as a wholly owned subsidiary and contributed its assets and liabilities related to Bowlin Outdoor's travel centers business segment to Bowlin Travel Centers. The board of directors of Bowlin Outdoor declared a dividend on Bowlin Outdoor common stock consisting of 4,583,348 shares of Bowlin Travel Centers common stock owned by Bowlin Outdoor. These shares represent 100% of the outstanding Bowlin Travel Centers common stock. The dividend will be paid to holders of shares of Bowlin Outdoor common stock that are issued and outstanding as of the close of business on January 20, 2001, in the amount of one share of Bowlin Travel Centers common stock for each share outstanding of Bowlin Outdoor common stock as described below.

     You will not be required to pay any cash or other consideration for the shares of Bowlin Travel Centers common stock distributed to you or to surrender or exchange your shares of Bowlin Outdoor common stock to receive the dividend of Bowlin Travel Centers common stock.

THE NUMBER OF SHARES YOU WILL RECEIVE

     For each share of Bowlin Outdoor common stock that you owned at the close of business on January 20, 2001, the record date, you will receive one share of Bowlin Travel Centers common stock.

     Please note if you sell your shares of Bowlin Outdoor common stock between the record date and the distribution date, you will be selling your dividend shares. Please see "Trading between the Record Date and Distribution Date" below.

TRADING BETWEEN THE RECORD DATE AND DISTRIBUTION DATE

     Between the record date and the distribution date, we expect that investors will continue to buy and sell shares of Bowlin Outdoor. If you sell your shares of Bowlin Outdoor common stock between the record date and the distribution date, you will be selling your dividend shares. Sales of Bowlin Outdoor common between January 20 and the distribution date will be sold "due bill", which means that the shares sold include the shares of Bowlin Travel Centers. On January 31, 2001, the Bowlin Outdoor common stock will trade ex-dividend and should reflect a change in share price attributable to the value of the shares of Bowlin Travel Centers. Shares that trade on the ex-dividend market will trade without an entitlement to shares of Bowlin Travel Centers common stock distributed pursuant to the spin-off. Therefore, if you owned shares of Bowlin Outdoor common stock at the close of business on the record date, and sell those shares on the market prior to January 30, 2001, the distribution date, you will also be trading the shares of Bowlin Travel Centers common stock that would have been distributed to you pursuant to the spin-off.

WHEN AND HOW YOU WILL RECEIVE THE DIVIDEND

     We will pay the dividend on or about January 30, 2001 by releasing our shares of Bowlin Travel Centers common stock to be distributed in the spin-off to Wells Fargo, our transfer agent. As of the close of business on January 30, 2001 the transfer agent will cause the shares of Bowlin Travel Centers common stock to which you are entitled to be registered in your name or in the "street name" of your brokerage firm. Most Bowlin Outdoor stockholders have their Bowlin Outdoor certificates held on account by a stock brokerage firm. In such cases, the brokerage firm is the registered holder or "street name" and the physical Bowlin Travel Centers certificates will be mailed to the brokerage firm. Your broker will in turn electronically credit your account for the Bowlin Travel Centers shares you are entitled to receive. We expect that this will take 3 to 8 business days after the distribution date. If you have questions in this regard, we encourage you to contact your broker on the mechanics of having the Bowlin Travel Centers shares posted to your account.

     If you physically hold the Bowlin Outdoor stock certificates and are the registered holder, the Bowlin Travel Centers certificates will be mailed directly to you. You will receive stock certificates representing your ownership of whole shares of Bowlin Travel Centers common stock from the transfer agent. The transfer agent will begin mailing stock certificates representing your ownership of whole shares of Bowlin Travel Centers common stock promptly after the distribution date.

     There are no fractional shares of Bowlin Outdoor outstanding. Therefore, no fractional shares of Bowlin Travel Centers will be issued as part of the distribution.

MATERIAL FEDERAL TAX CONSEQUENCES

     The following summarizes the material United States federal income tax consequences of the spin-off by Bowlin Outdoor of Bowlin Travel Centers. The discussion that follows is based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code, existing administrative interpretations and court decisions as of the date of this information statement, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the spin-off under any state, local or foreign tax laws.

     The tax treatment of a Bowlin Outdoor stockholder may vary depending upon the stockholder's particular situation, and some Bowlin Outdoor stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who do not hold Bowlin Outdoor stock as capital assets, employees of Bowlin Outdoor, and individuals who hold Bowlin Outdoor stock as part of a straddle or conversion transaction) may be subject to special rules not discussed below. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

     Bowlin Outdoor has received an opinion ("tax opinion") from its tax counsel, Squire, Sanders & Dempsey L.L.P., regarding the United States federal income tax consequences of the spin-off, substantially to the effect that:

     * No gain or loss will be recognized by (and no amount will be included in the income of) the Bowlin Outdoor stockholders as a result of their receipt of Bowlin Travel Centers stock in the spin-off;

     * In connection with the spin-off, a stockholder's basis in Bowlin Outdoor stock will be apportioned between the Bowlin Outdoor stock and the Bowlin Travel Centers stock received in the spin-off in accordance with their relative fair market values on the date of the spin-off;

     * The holding period of the Bowlin Travel Centers stock received in the spin-off will include the holding period of the Bowlin Outdoor stock with respect to which the Bowlin Travel Centers stock will be distributed, provided the Bowlin Outdoor stock is held as a capital asset on the date of the spin-off; and

     * Bowlin Outdoor will be taxed on gain (if any) in an amount equal to the value of Bowlin Travel Centers on the date of the spin-off, less Bowlin Outdoor's basis in the Bowlin Travel Centers stock immediately before the spin-off.

     The tax opinion is based on a number of assumptions, representations and covenants, including the assumption that Lamar will acquire Bowlin Outdoor subsequent to the spin-off pursuant to the Merger Agreement. The tax opinion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in the tax opinion. Bowlin Outdoor cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Bowlin Outdoor does not intend to obtain a ruling from the IRS with respect to the tax consequences of the spin-off.

     If the spin-off does not to qualify for tax-free treatment for United States federal income tax purposes (other than by reason of an acquisition of the type described in the following paragraph), the Bowlin Outdoor stockholders would generally be liable for a very substantial tax. In general, a Bowlin Outdoor stockholder would be treated as having received a distribution equal to the fair market value of the Bowlin Travel Centers stock on the date of the spin-off. The spin-off distribution would be taxed as ordinary dividend income to the extent of Bowlin Outdoor's current and accumulated earnings and profits. Thereafter, the distribution would decrease (but not below zero) a Bowlin

Outdoor stockholder's tax basis in his or her Bowlin Outdoor stock and the balance of the distribution would be taxed as gain from the sale or exchange of Bowlin Outdoor stock.

     As addressed in the fourth bullet point above, the anticipated acquisition of Bowlin Outdoor by Lamar following the spin-off will cause the spin-off to be taxable, for federal income tax purposes, to Bowlin Outdoor (but not its stockholders). More specifically, Bowlin Outdoor will be required to pay tax on gain (if any) equal to the value of Bowlin Travel Centers stock on the date of the spin-off, less Bowlin Outdoor's basis in the Bowlin Travel Centers stock immediately before the spin-off. Bowlin Outdoor and Bowlin Travel Centers have agreed to base the value of Bowlin Travel Centers on the first-day trading price of Bowlin Travel Centers stock. Therefore, the amount of this gain and any consequent taxes will not be determined until the time of the spin-off. Depending on the value of Bowlin Travel Centers as of the spin-off, the amount of these taxes could be substantial. In addition, it is possible that the IRS may successfully challenge any valuation of Bowlin Travel Centers for this purpose and thereby assess additional taxes, interest and possibly impose penalties. Under the Tax Sharing and Disaffiliation Agreement between Bowlin Outdoor and Bowlin Travel Centers, Bowlin Travel Centers has agreed to indemnify Bowlin Outdoor for all of these taxes, interest and penalties.

     Under United States federal income tax laws, Bowlin Outdoor and Bowlin Travel Centers are jointly and severally liable for Bowlin Outdoor's federal income taxes resulting from the spin-off. As summarized below under "Certain Relationships and Related Party Transactions -- Tax Sharing and Disaffiliation Agreement," arrangements will exist between Bowlin Outdoor and Bowlin Travel Centers relating to tax sharing and other tax matters, including indemnification by Bowlin Travel Centers of Bowlin Outdoor with respect to the tax from the spin-off as described above.

     United States Treasury Regulations require each Bowlin Outdoor stockholder to attach to such stockholder's United States federal income tax return for the year of the spin-off a detailed statement setting forth data as may be appropriate in order to show the applicability of Section 355 of the Code to the spin-off. Within a reasonable time after the spin-off, Bowlin Travel Centers will provide stockholders with the information necessary to comply with these requirements, and will provide information regarding the allocation of the tax basis as described in the third bullet point above in this section. ALL BOWLIN OUTDOOR STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES IN UNITED STATES FEDERAL INCOME TAX LAW THAT MAY OCCUR AFTER THE DATE OF THIS INFORMATION STATEMENT.

                     INFORMATION ABOUT BOWLIN TRAVEL CENTERS

     The following information is about Bowlin Travel Centers, Inc. Throughout the remainder of this information statement, we use the words "we", "us", "our" and similar words to mean Bowlin Travel Centers, Inc., as the context requires.

COMPANY OVERVIEW

We operate travel centers dedicated to serving the traveling public in rural and smaller metropolitan areas of the Southwestern United States. Our tradition of serving the public dates back to 1912, when the founder, Claude M. Bowlin, started trading goods and services with Native Americans in New Mexico. We began operating travel centers as a corporation in 1953 and we currently operate thirteen full-service travel centers along interstate highways in Arizona and New Mexico. We advertise our travel centers through a network of approximately 300 outdoor advertising display faces. Our travel centers offer brand name food, gasoline and a variety of unique Southwestern merchandise to the traveling public.

Prior to August 8, 2000 our travel centers were owned and operated as a business segment of Bowlin Outdoor Advertising and Travel Centers Incorporated ("Bowlin Outdoor "). Bowlin Outdoor operated two business segments; travel centers and outdoor advertising. Bowlin Outdoor common stock is traded on the American Stock Exchange. Bowlin Outdoor is a public reporting company. You may read and copy any materials that Bowlin Outdoor files with the Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information about Bowlin Outdoor by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that electronically file reports with the Commission, including reports proxy and information statements, and other information filed by Bowlin Outdoor

Bowlin Travel Centers, Inc. ("Bowlin Travel Centers") was formed on August 8, 2000, as a wholly owned subsidiary of Bowlin Outdoor. Pursuant to a Contribution Agreement, dated as of November 1, 2000, Bowlin Outdoor contributed substantially all of the assets and liabilities directly related to its travel centers business to Bowlin Travel Centers. See Item 7, "Certain Relationships and Related Transactions".

RECENT DEVELOPMENTS

         MERGER BETWEEN BOWLIN OUTDOOR AND LAMAR ADVERTISING COMPANY

On October 3, 2000, Bowlin Outdoor entered into an Agreement and Plan of Merger with Lamar Advertising Company, pursuant to which, Bowlin Outdoor plans to merge its outdoor advertising business with Lamar. The merger is subject to stockholder approval and the satisfaction of various other closing conditions. Bowlin Outdoor and Lamar each filed for pre-approval of the merger with the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act. The waiting period for this HSR filing expired on November 17, 2000, without comment from the Federal Trade Commission. Bowlin Outdoor formed Bowlin Travel Centers in anticipation of a distribution of the shares of Bowlin Travel Centers to the stockholders of Bowlin Outdoor. Bowlin Outdoor has called a special meeting of its stockholders to approve the merger agreement on January 19, 2001.

Lamar and Bowlin Outdoor jointly filed a proxy/registration statement on Form S-4 and delivered the proxy/registration statement to stockholders of Bowlin Outdoor on or about December 15, 2000. If approved by the stockholders of Bowlin Outdoor and Lamar, and both parties have satisfied all conditions precedent to consummating the merger, we expect that the merger will be consummated on January 31, 2001.

In the merger, Lamar Southwest Acquisition Corporation, a specially formed, wholly owned subsidiary of Lamar, will merge with and into Bowlin Outdoor. Bowlin Outdoor will be the surviving corporation and will continue to exist under Nevada law as a wholly owned subsidiary of Lamar. The Articles of Incorporation of Bowlin Outdoor, as in effect immediately before the merger, will be the Articles of Incorporation of the Surviving Corporation. The by-laws of the specially formed, wholly owned subsidiary, as in effect immediately before the merger, will be the by-laws of the surviving company.

The merger will be effective upon the filing of articles of merger with the Nevada Secretary of State, or a later time that is specified in the articles of merger. We anticipate that, if approved by the stockholders of Bowlin Outdoor, the articles of merger would be filed on January 31, 2001.

At the effective time of the merger, each share of Bowlin Outdoor stock will be converted into the right to receive Lamar stock equal to the product of (A) one share of Lamar stock and (B) the quotient of (x) 725,000, divided by (y) the total number of shares of Bowlin Outdoor common stock issued and outstanding. Cash will be paid for any fractional shares. In no event will Lamar issue more than 725,000 shares of Lamar stock for the outstanding shares of Bowlin Outdoor stock. The exchange formula was agreed to in arm's-length negotiations between representatives of Lamar and Bowlin Outdoor. If the stockholders of Bowlin Outdoor approve the merger agreement, and the merger is consummated, each outstanding share of Bowlin Outdoor common stock would be converted into the right to receive 0.15818 shares of Lamar common stock.

Because of the spin-off of Bowlin Travel Centers, Lamar will not acquire Bowlin Travel Centers in the merger. Bowlin Outdoor holds 4,583,348 shares of Bowlin Travel Centers. As of January 20, 2001, there were 4,583,348 shares of Bowlin Outdoor common stock outstanding. There are no options, warrants or rights to purchase Bowlin Outdoor common stock outstanding.

As of January 12, 2001, the closing price of a share of Lamar common stock, as reported on the Nasdaq, was $44.00. As of January 12, 2001, the closing price of a share of Bowlin Outdoor, as reported on the AMEX, was $7.50.

     AGREEMENTS BETWEEN BOWLIN OUTDOOR AND BOWLIN TRAVEL CENTERS

Bowlin Outdoor has entered into several agreements with Bowlin Travel Centers that may survive the merger with Lamar. They have entered into a Contribution Agreement, Tax and Disaffiliation Agreement, Management Services Agreement, and a Lease Agreement. These agreements are discussed under Certain Relationships and Related Transactions.

     RECENT CLOSING AND SALE OF TWO TRAVEL CENTERS

Prior to October of 2000, we operated fifteen travel centers. On October 20, 2000, we closed one of our travel centers, and on November 27, 2000, we sold one of our travel centers.

On October 20, 2000, we closed one of our travel centers located near Deming, New Mexico. All inventory and most equipment, furniture and fixtures on hand at the time the travel center was closed were distributed to our other travel centers. We expect to record an estimated impairment loss from the abandonment of the travel center of $28,000 in October 2000 for the carrying amount of the buildings and improvements, including an estimate of the costs to remove the building from the leased land. In the fiscal years ended January 31, 2000 and 1999, this travel center generated total revenues of approximately $494,000 and $496,000, respectively. For the same periods, the travel center had income before taxes of $23,300 and $9,600, respectively. For the eight-month period ended September 30, 2000 (unaudited), this travel center generated approximately $244,000 in revenues with a net loss of $48,200 for that same period. Sales from this travel center for the fiscal years ended January 31, 2000 and 1999 accounted for approximately 1.8% and 2.1% of our total revenues, respectively.

On November 27, 2000, we sold our travel center located in Rio Puerco, New Mexico. Proceeds from the sale were $600,000 and we expect to record a gain on the sale of approximately $150,000 in November 2000. In the fiscal years ended January 31, 2000 and 1999, this travel center generated total revenues of $1.394 million and $1.135 million, respectively. For the same periods, the travel center had income before taxes of $34,100 and a net loss before taxes of $90,700, respectively. For the eight-month period ended September 30, 2000 (unaudited), this travel center generated approximately $637,000 in revenues with a net loss of $1,438 for that same period. Sales from this travel center for the fiscal years ended January 31, 2000 and 1999 accounted for 5.1% and 4.8% of our total revenues, respectively.

We believe that the closing and sale of these two travel centers will allow us to focus our resources on our remaining thirteen travel centers. We believe that the loss of these two travel centers will not have a material adverse affect on our overall financial condition.

INDUSTRY OVERVIEW

The travel services industry in which we compete includes convenience stores that may or may not offer gasoline, and fast food and full-service restaurants located along rural interstate highways. We believe that the current trend in the travel services industry is toward strategic pairings of complementary products that are noncompetitive at a single location, such as brand name gasoline and brand name fast food restaurants. This concept, known as "co-branding," has recently seen greater acceptance by both traditional operators and larger petroleum companies. The travel services industry has also been characterized in recent periods by consolidation or closure of smaller operators. The convenience store industry includes both traditional operators that focus primarily on the sale of food and beverages but also offer gasoline, and large petroleum companies that offer food and beverages primarily to attract gasoline customers.

The restaurant segment of the travel services industry is highly competitive, most notably in the areas of consistency of quality, variety, price, location, speed of service, and effectiveness of marketing. The major chains are aggressively increasing market penetration by opening new restaurants, including restaurants at "special sites" such as retail centers, travel centers and gasoline outlets. Smaller quick-service restaurant chains and franchise operations are focusing on brand and image enhancement and co-branding strategies.

BUSINESS STRATEGY

Our business strategy is to capture a greater market share of the interstate traveler market in Arizona and New Mexico by offering name brand recognized food service operations and gasoline, and unique Southwestern souvenirs and gifts, at a single location and at competitive prices delivered with a high standard of service.

Our travel centers are strategically located along well-traveled interstate highways in Arizona and New Mexico where there are generally few gas stations, convenience stores or restaurants. Most of our travel centers offer food and beverages, ranging from drinks and snack foods at some locations to full-service restaurants at others. Our food service operations at six of the thirteen travel centers operate under the Dairy Queen/Brazier or Dairy Queen trade names. Two of our travel centers operate under the Stuckey's brand name. The Stuckey's specialty stores are family oriented shops that feature the Stuckey's line of pecan confectioneries. Stuckey's is well known among travelers as a place to shop for souvenirs, gifts, and toys and travel games for children.

Our travel centers offer brand name gasoline such as CITGO, EXXON, and Diamond Shamrock. We are an authorized distributor of CITGO and EXXON petroleum products. Two of our locations are EXXON stations and eight are CITGO stations.

Our billboard advertising for our travel centers emphasizes the wide range of unique Southwestern souvenirs and gifts available at the travel centers, as well as the availability of gasoline and food. Merchandise at each of our stores is offered at prices intended to suit the budgets and tastes of a diverse traveling population. The merchandise ranges from inexpensive Southwestern gifts and souvenirs to unique handcrafted jewelry, rugs, pottery, and other gifts.

GROWTH STRATEGY

TRAVEL CENTERS.

* We are committed to expanding our travel center operations through internal development.

* We believe that the co-branding concept implemented at our travel centers has resulted in increased revenues, and we intend to pursue opportunities to acquire rights to additional brand name products.

* We intend to continue to offer high quality brand name food and products in a clean, safe environment designed to appeal to travelers on interstate highways.

* We intend to continue to increase sales at existing locations through ongoing renovation and upgrading of facilities, including gasoline sales by focusing on the marketing of CITGO and EXXON gasoline brands through our travel center outlets.

GASOLINE WHOLESALING. We have been wholesaling gasoline since 1997. Since 1997, our revenues from wholesaling gasoline has accounted for an average of approximately 5% of our gross revenues. Other than purchasing gas for retail sales through our travel centers, we currently wholesale gasoline to only two customers. We intend to maintain our current level of gasoline wholesaling and do not anticipate expanding or actively marketing our wholesaling business. See "Business Operations - Gasoline Wholesaling".

BUSINESS OPERATIONS

     TRAVEL CENTERS

We sell food, gasoline and merchandise through our travel centers located along interstate highways I-10, I-40, and US 70, in Arizona and New Mexico. These are key highways for travel to numerous tourist and recreational destinations as well as arteries for regional traffic among major Southwestern cities. All of our travel centers are open every day of the year except Christmas.

Each of our travel centers maintains a distinct, theme-oriented atmosphere. In addition to Southwestern merchandise, we also import some 650 items from Mexico, including handmade blankets, earthen pottery and wood items. Additional goods, novelties and imprinted merchandise are imported from several Pacific Rim countries. We have long-standing relationships with many of our vendors and suppliers. While we have no formal agreements with any of our vendors and suppliers of Southwestern merchandise and items from Mexico, we believe that there are adequate resources outside of those that we regularly use so that we could continue to provide these items even if we were unable to use our regular sources.

We sell food under the Dairy Queen and Dairy Queen/Brazier brand names and sell snacks and souvenir merchandise under the Stuckey's brand name. The terms of our agreements with Stuckey's and Dairy Queen obligate us to pay these franchisers a franchise royalty and in some instances a promotion fee, each equal to a percentage of gross sales revenues from products sold, as well as to comply with certain provisions governing the operation of the franchised stores. We are obligated to pay Dairy Queen 4% of our sales of their products, and we are obligated to pay Stuckey's 1% of our sales of their products.

We currently operate six Dairy Queens at our travel centers. We have individual franchise agreements for each Dairy Queen operated at our travel centers. None of these agreements are exclusive nor do they prevent us from entering into agreements with other food franchisors. Several of the agreements have different termination provisions and are effective for different terms. Under four of our Dairy Queen agreements, the term continues until we elect to terminate it with 60 days prior written notice, or if we or Dairy Queen elect to terminate the agreement because the other has breached the agreement and has not cured that breach within 14 days of notice of the breach. The other two Dairy Queen agreements are for specific terms. One of those Dairy Queen agreements, entered into February 1, 1984, is for a term of 25 years and the other, entered into on November 18, 1986, is for a term of 20 years. We may not terminate either of these agreements unless we give notice to Dairy Queen that they are in breach of the agreement and Dairy Queen has not cured that breach within thirty days of our notice. Dairy Queen may terminate either of these agreements if they deliver notice to us that we are in breach of the agreement and we do not cure that breach within 14 days of that notice.

We currently operate Stuckey's franchises at two of our travel centers:
Edgewood, New Mexico, and Benson, Arizona. The franchise agreement for our Stuckey's location in Edgewood was entered into on July 7, 1982. This agreement had an initial term of ten years and is renewable for additional five-year terms at our option. The current term of this agreement, if not extended or terminated before, will end on July 7, 2002. We entered into a letter agreement on March 1, 1987 for our Stuckey's location in Benson, Arizona. Under its terms, we may cancel this agreement at any time with ninety days prior written notice. Stuckey's may cancel this agreement with 12 months prior written notice, or if we are in non-compliance with the agreement. The current term of this agreement, if not extended or terminated before, will end on March 1, 2002. Neither of these agreements is exclusive nor do they prevent us from entering into agreements with other food franchisors

We continuously monitor and upgrade our travel center facilities to maintain a high level of comfort, quality and appearance. Improvements include new awnings and facings, new signage and enhanced lighting, furnishings and parking lot improvements.

We are an authorized CITGO and EXXON distributor. We sell CITGO gasoline at seven of our travel centers, and EXXON gasoline at three of our travel centers. At two of our travel centers we sell Chevron and Shamrock gasoline, and at one of our travel centers we sell unbranded gasoline.

The fact that we are an authorized CITGO and EXXON distributor has significance in our industry. As licensed distributors for CITGO and EXXON, we purchase gasoline directly from CITGO and EXXON as direct marketers and at the lowest wholesale prices they offer. Prior to becoming a licensed distributor, we purchased our gasoline through other distributors, paying a distributor's markup price. This required us to negotiate and enter into agreements with other distributors to try to purchase our gasoline at the lowest possible price. The CITGO and EXXON distribution agreement allows us to streamline our gasoline supply arrangements and take advantage of volume-driven pricing by consolidating purchases from these suppliers.

The CITGO distribution agreement had an initial three-year term that expired September 30, 1998, and automatically renewed for a three-year term through 2001. The EXXON distribution agreement has a three-year term that expires March 31, 2001. CITGO's and EXXON's ability to terminate or refuse to renew the agreement with us is subject to the occurrence of certain events set forth in the Petroleum Marketing Practices Act, which includes bankruptcy, or breach of the agreement by us, or termination by CITGO or EXXON of its petroleum marketing activities in our distribution area. CITGO and EXXON may terminate or refuse to renew these agreements only if it terminates or refuses to renew the agreement in compliance with the Petroleum Marketing Practices Act.

Our agreements with CITGO and EXXON do not prohibit us from entering into similar arrangements with other petroleum companies. The terms of the distribution agreements require us to purchase certain monthly minimum quantities of gasoline during the term of the agreement, which includes gasoline purchased for sale at our travel centers. The amount of gasoline we are required to purchase ranges from a low of 50,000 gallons to a high of 275,000 gallons per month. We determine the amount of gasoline we will purchase under the agreements based on what we believe our need will be for gasoline, including seasonal demands. We make these determinations based on historical sales and our own internal forecasts. Since the effective date of the CITGO distribution agreement, our purchases of CITGO products have exceeded the required minimum quantities. Since the effective date of the EXXON agreement, we have met the minimum quantities. Additionally, the minimum quantities can be increased or decreased, as applicable, to accommodate additional travel centers, or losses of travel centers.

In addition to the requirement to purchase minimum amounts under the CITGO and EXXON distribution agreements, we are also required to pay a processing fee of approximately 3% of the value of the sale for purchases of gasoline made by customers using a credit card.

     GASOLINE WHOLESALING

We currently wholesale gasoline to only two customers. Over the past four years, wholesaling of gasoline has accounted for, on average, approximately 5% of our overall revenues. We intend to maintain our current level of gasoline wholesaling and do not anticipate expanding or actively marketing our wholesaling business. Below is a table that shows the revenues generated from gasoline wholesaling, our total revenues for the periods reflected, and the percentage total of our overall revenues attributable to gasoline wholesaling.

   Gasoline wholesaling revenues as a percentage of Gross Revenues (unaudited)

                                          REVENUE          PERCENTAGE OF GROSS
FISCAL YEAR ENDED                      FROM GASOLINE      REVENUES ATTRIBUTABLE
   JANUARY 31,     GROSS REVENUES       WHOLESALING      TO GASOLINE WHOLESALING
   -----------     --------------       -----------      -----------------------
       1997         $21,692,000             -0-                     -0-
       1998         $22,584,000          $917,000                   4.06
       1999         $23,803,000         $1,229,000                  5.16
       2000         $27,242,000         $1,672,000                  6.14

We do not derive a material amount of net revenue from the wholesaling of gasoline. The cost of goods sold as a percentage of gross revenues for gasoline wholesaling is approximately 97%.

COMPETITION

We face competition at our travel centers from quick-service and full-service restaurants, convenience stores, and gift shops and, to some extent, from truck stops located along interstate highways in Arizona and New Mexico. Large petroleum companies operate some of the travel centers that we compete with, while many others are small independently owned operations that do not offer brand name food service or gasoline. Giant Industries, Inc., a refiner and marketer of petroleum products, operates two travel centers, one in Arizona and one in New Mexico, which are high volume diesel fueling and large truck repair facilities that also include small shopping malls, full-service restaurants, convenience stores, fast food restaurants and gift shops. Our principal competition from truck stops includes Love's Country Stores, Inc., Petro Corporation and Flying J. Many convenience stores are operated by large, national chains that are substantially larger, better capitalized and have greater name recognition and access to greater financial and other resources than we do. Although we face substantial competition, we believe that few of our competitors offer the same breadth of products and services dedicated to the traveling public.

EMPLOYEES

As of September 1, 2000, Bowlin Travel Centers had approximately 174 full-time and 48 part-time employees; 48 were located in Arizona, and 174 were located in New Mexico. None of Bowlin Travel Centers' employees are covered by a collective bargaining agreement and we believe that relations with our employees are good.

REGULATION

In our operations, we are subject to regulation for dispensing gasoline, maintaining mobile homes, dispensing food, sales of fireworks, sales of cactus, operating our outdoor advertising signs, waste disposal and air quality control. We also must maintain registration of our company vehicles, general business licenses and corporate licenses.

Each of our food service operations is subject to licensing and regulation by a number of governmental authorities relating to health, safety, cleanliness and food handling. Our food service operations are also subject to Federal and state laws governing such matters as working conditions, overtime, tip credits and minimum wages. We believe that operations at our travel centers comply in all material respects with applicable licensing and regulatory requirements; however, future changes in existing regulations or the adoption of additional regulations could result in material increases in our operating costs.

Our travel center operations are also subject to extensive laws and regulations governing the sale of tobacco, and in our New Mexico travel centers, the sale of fireworks. Such regulations include certain mandatory licensing procedures and ongoing compliance measures, as well as special sales tax measures. These regulations are subject to change and future modifications may result in decreased revenues or profit margins at our travel centers as a result of such changes.

Nearly all licenses and registrations are subject to renewal each year. We are not aware of any reason we would be unable to renew any of our licenses and registrations. We estimate that the total cost we spend on an annual basis for all of our licenses and registrations is less than $25,000.

Historically, we have incurred ongoing costs to comply with Federal, state and local environmental laws and regulations, primarily relating to underground storage tanks. These costs include assessment, compliance, and remediation costs, as well as certain ongoing capital expenditures relating to our gasoline dispensing operations. Between 1995 and 1999, in compliance with Federally mandated rules, we completed removal of all of our underground storage tanks and replaced them with above ground storage tanks at all but one of our sites. The underground storage tanks at the other site were replaced with fiberglass tanks and a monitoring system, also in compliance with Federally mandated rules. The total cost of this conversion was approximately $1,000,000. We have also spent approximately $365,000 cleaning the sites of our underground storage tanks. Of this amount, the State government has reimbursed approximately $119,000 to us and approximately $155,000 is not reimbursable. In general, in cleaning up a previous underground storage tank site we are responsible for the first $10,000 in costs to clean up each site. The remaining costs are generally reimbursable by the State.

We anticipate the regulating agencies will develop regulations for above ground storage of fuel and anticipate that because of our expenditures and compliance, our ongoing costs for compliance should not be material. Over the next 12 months, we anticipate spending less than $100,000 to complete any remaining clean up from our underground storage tank sites. Of this amount, all but approximately $20,000 should be reimbursable. We do not anticipate any other material costs for regulatory compliance during the next 12 months.

Trademarks

We operate our travel centers under a number of our own trademarks such as The Thing, Trails West and Butterfield Station and Bowlin's Running Indian, as well as certain trademarks owned by third parties and licensed to us, such as the Dairy Queen, Dairy Queen/Brazier, Stuckey's, CITGO and EXXON trademarks. Our right to use the trademarks Dairy Queen, Dairy Queen/Brazier, Stuckey's, CITGO and EXXON are derived from the agreements we have entered into with these companies, and these rights expire when those agreements expire or are terminated. We have a Federal trademark for "BOWLIN" that is effective through 2008. All other rights to trade names that we use in our operations are protected through common law or state rights granted through a registration process. We believe that our trademark rights will not materially limit competition with our travel centers. We also believe that, other than our Federal trademark for "BOWLIN", none of the trademarks we own are material to our overall business; however, the loss of one or more of our licensed trademarks could have an adverse effect.

TRADEMARK / TRADE NAME       WHERE REGISTERED         EXPIRATION OF REGISTRATION
----------------------       ----------------         --------------------------
BOWLIN                  United States Patent and           October 27, 2008
                            Trademark Office
The Thing                       Arizona                    November 2, 2000*
Trails West                    New Mexico                    July 29, 2004
Butterfield Station            New Mexico                 September 18, 1999*
Bowlin's Running Indian        New Mexico                    April 16, 2004

* We intend to apply for renewal of these trade names with the Secretary of State of the State of New Mexico. We are not aware of any reason why our renewal requests would not be granted.

                             SELECTED FINANCIAL DATA

     The selected data presented below under the captions "Selected Statement of Income Data" and "Selected Balance Sheet Data" for, and as of the end of, each of the years in the three-year period ended January 31, 2000, are derived from the audited financial statements of Bowlin Travel Centers. The financial statements as of January 31, 2000, and 1999, and for each of the years in the three-year period ended January 31, 2000, and the report thereon, are included elsewhere in this Form 10.

     The selected data presented below under the captions "Selected Statement of Income Data" and "Selected Balance Sheet Data" for, and as of the end of the fiscal year ended January 31, 1996 and 1995, and for, and as of the six months ended July 31, 2000, and 1999, are derived from the unaudited financial statements of Bowlin Travel Centers. In the opinion of management, the following unaudited data reflect all adjustments, consisting of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented in accordance with generally accepted accounting principles.

     Because Bowlin Travel Centers did not operate independently of Bowlin Outdoor, and was a segment of the business operations of Bowlin Outdoor during the periods reflected in the following selected financial data, it might have recorded different results had it been operated independently of Bowlin Outdoor. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if Bowlin Travel Centers had been a separate, stand-alone business during the periods shown, or of its future performance as a separate, stand-alone business.

                           BOWLIN TRAVEL CENTERS, INC.

                                     SIX-MONTHS ENDED
                                        JULY 31,*                            YEARS ENDED JANUARY 31,*
                              ---------------------------  --------------------------------------------------------------
                                  2000            1999        2000         1999         1998         1997         1996
                              ------------     ----------  ----------   ----------   ----------   ----------   ----------
Selected Statement of
Income Data:

Net sales                     $ 14,551,182     13,890,701  26,855,781   23,519,909   22,303,645   21,388,899   20,174,971
                              ============   ============  ==========   ==========   ==========   ==========   ==========

Net income                    $    353,680        389,589     487,366      253,672      596,123      672,729      183,222
                              ============   ============  ==========   ==========   ==========   ==========   ==========

Pro forma basic and diluted
earnings per share**          $    0.08              0.09        0.11
                              ============   ============  ==========

Selected Balance Sheet Data
(at end of period)

Total Assets                  $ 17,149,348   $     15,133  16,990,676   16,163,671   12,045,789   11,501,644    8,958,046
                              ============   ============  ==========   ==========   ==========   ==========   ==========

Long Term debt including
  current installments        $  6,451,052   $  6,787,080   6,723,555    6,769,025    3,068,374    3,186,357    3,626,115
                              ============   ============  ==========   ==========   ==========   ==========   ==========

----------
* The company did not operate independently during any of the fiscal periods shown.
** The pro forma earnings per share amounts are based on the 4,390,098 shares of Bowlin Outdoor outstanding at September 1, 2000, and assumes a one-to-one distribution of Bowlin Travel Centers stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The following is a discussion of the financial condition and results of operations of Bowlin Travel Centers as of and for the three fiscal years ended January 31, 2000, 1999 and 1998 as of and for the six-month periods ended July 31, 2000 and 1999. This discussion should be read in conjunction with the financial statements of the company and the related notes included elsewhere in this Form 10. References to specific years refer to Bowlin Travel Centers' fiscal year ending January 31 of such year.

     The forward-looking statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to, those discussed.

SIX-MONTH PERIOD ENDED JULY 31, 2000 COMPARED TO SIX-MONTH PERIOD ENDED JULY 31, 1999

     Gross sales increased by 4.8% to $14.753 million for the six months ended July 31, 2000, from $14.072 million for the six months ended July 31, 1999. Merchandise sales increased 1.1% to $5.257 million for the six months ended July 31, 2000, from $5.200 million for the six months ended July 31, 1999. Continued improvements in our distribution center resulted in a better mix of merchandise as well as an increased turn on inventory.

     Gasoline sales increased 8.6% to $7.114 million for the six months ended July 31, 2000, from $6.551 million for the same period in 1999. Wholesale gasoline sales increased 16.2% to $945,000 for the six months ended July 31, 2000, from $813,000 for the six months ended July 31, 1999. These increases are attributable to increases in gasoline prices for the six months ended July 31, 2000, compared to July 31, 1999.

     Restaurant sales decreased 4.7% to $1.437 million for the six months ended July 31, 2000, from $1.508 million for the six months ended July 31, 1999. The decrease is attributable to decreases in traffic due to higher gasoline prices for the six months ended July 31, 2000.

     Cost of goods sold increased 7.3% to $10.171 million for the six months ended July 31, 2000, from $9.475 million for the six months ended July 31, 1999. Merchandise cost of goods increased 0.5% to $2.350 million for the six months ended July 31, 2000, from $2.338 million for the six months ended July 31, 1999. The increase is attributable to an overall increase in sales.

     Gasoline cost of goods increased 10.4% to $6.520 millions for the six months ended July 31, 2000, from $5.905 million for the six months ended July 31, 1999. Wholesale gasoline cost of goods increased 17.1% to $917,000 for the six months ended July 31, 2000, from $783,000 for the six months ended July 31, 1999. These increases are due to higher gasoline prices in the current period.

     Restaurant cost of goods decreased 14.5% to $384,000 for the six months ended July 31, 2000, from $449,000 for the six months ended July 31, 1999. The decrease is primarily due to a decline in sales as well as improved control of inventory.

     Cost of goods sold as a percentage of gross revenues for the six months ended July 31, 2000 was 68.9% compared to 67.3% for the six months ended July 31, 1999.

     Gross profit slightly decreased 0.8% to $4.380 million for the six months ended July 31, 2000, from $4.416 million for the six months ended July 31, 1999. Lower margins on convenience store product sales and gasoline sales for the six months ended July 31, 2000 continued to negatively impact gross profit.

     General and administrative expenses consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses also include executive and administrative compensation and benefits, accounting, legal and investor relations fees. General and administrative expenses decreased 3.3% to $3.402 million for the six months ended July 31, 2000, from $3.519 million for the six months ended July 31, 1999. The decrease is primarily attributable to decreases in compensation and benefits at the travel center locations.

     Depreciation and amortization expense increased 6.2% to $377,000 for the six months ended July 31, 2000, from $355,000 for the six months ended July 31, 1999.

     Management fee income consists of reimbursements for certain corporate general and administrative functions performed on the behalf of Bowlin Outdoor including treasury, accounting, tax, human resources, and other support services. Management fee income decreased to $103,000 during the six months ended July 31, 2000 from $104,000 during the six months ended July 31, 1999. Bowlin Travel Centers and Bowlin Outdoor have entered into a management services agreement, however, Bowlin Outdoor may discontinue such cost sharing in future periods. See "Certain Relationships and Related Party Transactions".

     The above factors contributed to an overall increase in operating income of 9.3% to $705,000 for the six months ended July 31, 2000, from $645,000 for the six months ended July 31, 1999.

     EBITDA (earnings before interest, taxes, depreciation and amortization) is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate financial performance. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of its liquidity.

     EBITDA for travel centers increased 8.1% to $1.081 million for the six months ended July 31, 2000, from $1.000 million for the six months ended July 31, 1999. The EBITDA margin for travel centers increased to 7.3% for the six months ended July 31, 2000, compared to 7.1% for the six months ended July 31, 1999.

     Interest expense increased 8.5% to $318,000 for the six months ended July 31, 2000, from $293,000 for the six months ended July 31, 1999. The increase is primarily due to the debt on the new travel center facility that opened in February 1999.

     Other income, net, includes gains and/or losses from the sales of assets and interest income. Other income, net, decreased to $189,000 for the six months ended July 31, 2000, from $282,000 for the six months ended July 31, 1999. The decrease is primarily due to a one-time gain of $227,000 from insurance proceeds in fiscal year 2000 not present in fiscal year 2001 partially offset by gains on sales of assets in fiscal 2001.

     Income before income taxes decreased 9.2% to $575,000 for the six months ended July 31, 2000, from $633,000 for the six months ended July 31, 1999. As a percentage of gross revenues, income before income taxes decreased to 3.9% for the six months ended July 31, 2000, from 4.5% for the six months ended July 31, 1999.

     Income taxes were $221,000 for the six months ended July 31, 2000, compared to $244,000 for the six months ended July 31, 1999, as the result of lower pretax income.

     The foregoing factors contributed to a decrease in net income for the six months ended July 31, 2000 to $354,000 compared to $390,000 for the six months ended July 31, 1999.

FISCAL YEAR ENDED JANUARY 31, 2000 (FISCAL 2000) COMPARED TO FISCAL YEAR ENDED JANUARY 31, 1999 (FISCAL 1999)

     Gross sales at our travel centers increased 14.4% to $27.242 million for fiscal 2000 from $23.803 million for fiscal 1999. This increase is primarily attributable to the new travel center completed in February 1999 located approximately 20 miles west of Albuquerque on Interstate 40. The new travel center contributed gross sales of $1.790 million for fiscal year 2000. Merchandise sales increased 21.6% to $9.783 million for fiscal year 2000 from $8.043 million for fiscal year 1999, with the new travel center contributing $631,000 of merchandise sales. Gasoline sales increased 11.2% to $13.035 million for fiscal year 2000 from $11.720 million for fiscal year 1999 with the new travel center contributing $1.159 million of gasoline sales. Restaurant sales decreased 2.1% to $2.752 million for fiscal 2000 from $2.811 million for fiscal 1999.

     Wholesale gasoline sales increased 36.0% to $1.672 million for fiscal year 2000 as compared to $1.229 million for fiscal year 1999. The increase is attributable to an additional wholesale location. In February 1999 we began wholesaling gasoline to a gasoline retailer in Deming, New Mexico. Prior to that, we were wholesaling gasoline only to a Stuckey's travel center location owned by a family relative of Michael Bowlin, the Chief Executive Officer of Bowlin Outdoor and Bowlin Travel Centers. See "Certain Relationships and Related Party Transactions."

     Cost of goods sold for the travel centers increased 18.0% to $18.660 million for fiscal 2000 from $15.818 million for fiscal 1999. This increase is primarily a result of the new travel center, which contributed $1.395 million to cost of goods, of which $353,000 was merchandise and $1.042 million was gasoline. The new travel center accounted for approximately one-half of the cost of goods sold increase for fiscal year 2000. The remaining cost of goods sold increase for fiscal year 2000 was attributable to an overall increase in sales not attributable to the new travel center, of approximately $1.649 million. Cost of goods sold as a percentage of gross revenues for fiscal year 2000 was 68.5% compared to 66.5% for fiscal year 1999.

     Gross profit for the travel centers increased 6.4% to $8.196 million for fiscal year 2000 from $7.702 million for the fiscal year 1999. Lower margins on convenience store items as well as lower gasoline margins and a decrease in gasoline sales volume measured in gallons as a result of extraordinarily high gasoline prices, negatively impacted gross profit.

     General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses also include executive and administrative compensation and benefits, investor relations and accounting and legal fees 1999. General and administrative expenses for the travel centers increased 8.9% to $7.129 million for fiscal year 2000, from $6.546 for fiscal year 1999. The increase is primarily due to general and administrative expenses attributable to the new travel center and, to a lesser extent, increases in travel center rents and sign repairs.

     For fiscal year 2000, the Company's President and its Chief Operating Officer increased their annual base salaries to $195,000 and $145,000 respectively, as provided for in their respective employment agreements effective February 1, 1997. Each of the agreements has a perpetual five-year term, such that on any given date, each agreement has a five-year remaining term. Upon consummation of the proposed merger with Lamar Advertising Company, the President and Chief Operating Officer of Bowlin Outdoor will each resign their positions with Bowlin Outdoor and continue to be the President and Chief Operating Officer of Bowlin Travel Centers. However, the employment agreements to which each was a party will terminate upon effectiveness of the proposed merger with Lamar Advertising Company and Bowlin Travel Centers will not execute new employment agreements.

     Depreciation and amortization expenses increased by 0.3% to $719,000 for fiscal year 2000 from $717,000 for fiscal year 1999.

     Management fee income consists of reimbursements for certain corporate general and administrative functions performed on the behalf of Bowlin Outdoor including treasury, accounting, tax, human resources, and other support services. Management fee income increased 10.7% to $207,000 during fiscal 2000 from $187,000 during fiscal 1999. Bowlin Travel Centers and Bowlin Outdoor have entered into a management services agreement, however, Bowlin Outdoor may discontinue such cost sharing in future periods. See "Certain Relationships and Related Party Transactions".

     The above factors contributed to a decrease in travel centers operating income of 7.6% to $586,000 for fiscal year 2000, as compared to $634,000 for fiscal year 1999.

     EBITDA for travel centers decreased to $1.305 million for fiscal year 2000, as compared to $1.350 million for fiscal year 1999. The EBITDA margin for travel centers decreased to 4.8% for fiscal 2000, as compared to 5.7% for fiscal 1999.

     Interest expense increased 92.3% to $598,000 for fiscal 2000, from $311,000 for fiscal 1999. The increase is primarily attributable to the increase in debt associated with the company's new travel center as well as updates to existing travel centers.

     Non-operating income, net, includes gains and/or losses from the sale of assets, interest income, and a casualty gain from insurance coverage. Non-operating income, net, increased to $808,000 in fiscal 2000 as compared to $93,000 in fiscal 1999, primarily due to a one-time gain from insurance proceeds of $712,000. Excluding the one-time gain from insurance proceeds, non-operating income, net, increased to $96,000 in fiscal 2000, compared to $93,000 in fiscal 1999.

     Income before income taxes increased 91.3% to $796,000 for fiscal 2000, from $416,000 for fiscal 1999. As a percentage of gross revenues, income before income taxes increased to 2.9% for fiscal year 2000, from 1.7% for fiscal 1999 primarily as a result of the gain from insurance proceeds, partially offset by increased depreciation, amortization and interest expense.

     Income taxes were $309,000 for fiscal 2000 compared to $162,000 for fiscal year 1999, as a result of higher pre-tax income. The effective tax rate for fiscal year 2000 was 38.8% as compared to 38.9% for fiscal year 1999.

     The foregoing factors contributed to the company's increase in net income for fiscal 2000 to $487,000, compared to $254,000 for fiscal 1999.

FISCAL YEAR ENDED JANUARY 31, 1999 (FISCAL 1999) COMPARED TO FISCAL YEAR ENDED JANUARY 31, 1998 (FISCAL 1998)

     Gross sales at our travel centers increased 5.4% to $23.803 million for fiscal 1999, from $22.584 million for fiscal 1998. Merchandise sales increased 14.2% to $8.043 million for fiscal 1999, from $7.045 million for fiscal 1998. Gasoline sales increased 0.7% to $11.720 million for fiscal year 1999, from $11.641 million for fiscal year 1998. Restaurant sales decreased 5.7% to $2.811 million for fiscal 1999, from $2.981 million for fiscal 1998. Wholesale gasoline sales increased 34.0% to $1.229 million for fiscal 1999, as compared to $917,000 for fiscal 1998. Delays in opening the new travel center until February 1999 negatively impacted revenues.

Cost of goods sold for the travel centers increased 5.2% to $15.818 million for fiscal 1999, from $15.042 million for fiscal 1998. As a percentage of gross sales, cost of goods sold decreased slightly to 66.5% from 66.6% for the respective fiscal periods.

Gross profit for the travel centers increased 6.1% to $7.702 million for fiscal 1999, from $7.261 million for fiscal 1998. During the fourth quarter of fiscal year 1999, travel center revenues were negatively impacted by the lowest gasoline prices in a decade and a corresponding reduction in gross profit. In general, our gasoline markup is based on percentages. Therefore, even though the prices at which we purchased gasoline were comparatively low, it resulted in lower gross profits from sales of gasoline. Also, during the period of lower gas prices, many gasoline retailers decreased their prices, which resulted in greater competitive pressures for all gasoline providers to do the same. This further reduced our ability to profit from the lower price environment.

     General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses also include executive and administrative compensation and benefits, investor relations and accounting and legal fees for fiscal 1999. General and administrative expenses for the travel centers increased 10.5% to $6.546 million for fiscal 1999, from $5.925 million for fiscal 1998. Increases in general and administration are due in part to increases in middle management personnel.

     For fiscal year 1999, the President and Chief Operating Officer of Bowlin Outdoor elected to accept annual base salaries of $145,000 and $90,000, respectively, which are less than the $195,000 and $145,000 salaries provided for in their respective employment agreements effective February 1, 1997. Each of the agreements has a perpetual five-year term, such that on any given date, each agreement has a five-year remaining term. Upon consummation of the proposed merger with Lamar Advertising Company, the President and Chief Operating Officer of Bowlin Outdoor will each resign their positions with Bowlin Outdoor and continue to be the President and Chief Operating Officer of Bowlin Travel Centers. However, the employment agreements to which each was a party will terminate upon effectiveness of the proposed merger with Lamar Advertising Company and Bowlin Travel Centers will not execute new employment agreements.

     Depreciation and amortization expenses increased by 53.5% to $717,000 for fiscal 1999, from $467,000 for fiscal 1998. The increase is primarily attributable to capital expenditures for gasoline tanks and equipment for federal mandates as well as image upgrades for branded fuel. As authorized distributors of CITGO and EXXON, in order to remain in compliance with our distributor agreements with each, we periodically must upgrade our CITGO and

EXXON related equipment, signage and related brand identified items. We are required to do this in order to protect and preserve the image that both CITGO and EXXON have built in the gasoline market.

     Management fee income consists of reimbursements for certain corporate general and administrative functions performed on the behalf of Bowlin Outdoor including treasury, accounting, tax, human resources, and other support services. Management fee income increased 1.6% to $187,000 during fiscal 1999 from $184,000 during fiscal 1998. Bowlin Travel Centers and Bowlin Outdoor have entered into a management services agreement, however, Bowlin Outdoor may discontinue such cost sharing in future periods. See "Certain Relationships and Related Party Transactions".

     The above factors contributed to a decrease in travel centers operating income of 41.7% to $634,000 for fiscal 1999, compared to $1.088 million for fiscal year 1998.

     EBITDA for travel centers decreased by 13.2% to $1.350 million for fiscal 1999, compared to $1.555 million for fiscal 1998. The EBITDA margin for travel centers decreased to 5.7% for fiscal 1999, compared to 6.9% for fiscal 1998.

     Interest expense increased 15.6% to $311,000 for fiscal year 1999 from $269,000 for fiscal 1998. The increase is a result of borrowings to fund the continued conversion of travel centers to CITGO and EXXON branding.

     Non-operating income, net decreased to $93,000 in fiscal 1999 from $150,000 or 38.0%. This decrease was due to fewer gains on the sale of assets.

     Income before income taxes decreased 57.1% to $416,000 for fiscal year 1999, from $969,000 for fiscal 1998. As a percentage of gross revenues, income before income taxes decreased to 1.7% for the fiscal year ended 1999 from 4.3% for the same fiscal period 1998 primarily as a result of increased depreciation and interest expense partially offset by a decrease in non-operating income, net.

     Income taxes were $162,000 for fiscal 1999, compared to $373,000 for fiscal 1998, as a result of lower pre-tax income. The effective tax rate for fiscal 1999 was 38.9% as compared to 38.5% for fiscal 1998.

     The foregoing factors contributed to the company's decrease in net income for fiscal 1999 to $254,000, compared to $596,000 for fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

JULY 31, 2000

     At July 31, 2000, the company had working capital of $4.050 million compared to working capital of $3.687 million at January 31, 2000, and $4.646 million at January 31, 1999. At July 31, 2000, the company had a current ratio of 2.9:1 compared to a current ratio of 2.8:1 at January 31, 2000 and 3.3:1 at January 31, 1999 ("current ratio" is the ratio of current assets to current liabilities). The increase in working capital and the current ratio between January 31, 2000 and July 31, 2000 are primarily attributable to increases in cash of $664,000, offset by decreases in accounts receivable of $300,000. The decrease in working capital and the current ratio between January 31, 1999 and January 31, 2000 are primarily attributable to decreases in cash of $403,000, accounts receivable of $93,000 and inventory of $155,000, a decrease in income taxes receivable of $224,000 and a decrease in current installments of long term debt of $11,000.

     The net cash provided by operating activities was $931,000 for the six-month period ended July 31, 2000, compared to $1.612 million for the six-month period ended July 31, 1999. Net cash provided by operating activities was $1.422 million and $230,000 for the fiscal years ended January 31, 2000 and 1999, respectively. During fiscal 2000, there were increases in deferred income taxes of $362,900. Deferred income taxes increased primarily as a result of book-tax timing differences on depreciation of assets placed in service in fiscal 1999 and 2000.

     Net cash provided by investing activities was $4,700 for the six-month period ended July 31, 2000, compared to net cash used of $1.106 million for the six-month period ended July 31, 1999. The increase was due primarily to purchases of property and equipment of $205,000 for the six-month period ended July 31, 2000, compared to $1.724 million during the six-month period ended July 31, 1999. Increases in property and equipment were offset by proceeds from the sale of assets of $202,000 in the six-month period ended July 31, 2000, compared to proceeds of $16,000 in the six-month period ended July 31, 1999, as well as $599,000 in insurance proceeds received during the six-month period ended July 31, 1999. Net cash used in investing activities decreased to $1.779 million in fiscal 2000 from $2.029 million in fiscal 1999. The decrease was due primarily to receipt of insurance proceeds of $1.087 million in fiscal 2000 not present in fiscal 1999, as well as proceeds from the sale of certain assets of $139,000 in fiscal 2000 compared to proceeds of $13,000 in fiscal 1999. Purchases of property and equipment were $2.909 million in fiscal 2000, compared to $2.061 million in fiscal 1999. The insurance proceeds we received were for a loss caused by a fire at our headquarters during November 1998. The building has been repaired and the proceeds received from the insurance loss were based on our costs to repair the damage. See "Notes to Financial Statements - Note 2".

     Net cash used by financing activities was $273,000 for the six-month period ended July 31, 2000 compared to net cash provided of $18,000 in the six-month period ended July 31, 1999. The decrease was due primarily to a decrease in net borrowings of $250,000, and an increase in payments on long-term debt of $41,000, in the six-month period ended July 31, 2000 compared to the six-month period ended July 31, 1999. Net cash used by financing activities was $45,000 in fiscal 2000 compared to net cash provided of $3.406 million in fiscal 1999. The change was primarily due to a decrease in proceeds from borrowings of $3.536 million in fiscal 2000, as well as payments for debt issuance costs totaling $295,000 in fiscal 1999 not present in fiscal 2000. New debt in fiscal 2000 was a result of continued renovations and upgrades at the company's travel centers

     As of July 31, 2000, the company was indebted to various banks and individuals in an aggregate principal amount of approximately $6.451 million under various loans and promissory notes, compared to $6.724 as of January 31, 2000. Land, buildings, equipment and inventories of the company secure many of the loans and promissory notes. The loans and promissory notes mature at dates from the current fiscal year to October 2013 and accrue interest at rates ranging from 7.75 % to 10% per annum. Our total monthly payments on our outstanding long-term debt obligations are approximately $87,000.

     Approximately $5.3 million of the approximately $6.5 million in loans and promissory notes outstanding as of July 31, 2000, was borrowed under the Master Loan Agreement dated as of November 10, 2000, by and among us, Bowlin Outdoor and First Security Bank. Under this master loan agreement, Bowlin Outdoor and Bowlin Travel Centers cross-collateralize their assets and property as security interests against both of their obligations under the agreement. Under this arrangement, the assets and property of Bowlin Travel Centers secure the obligations of Bowlin Travel Centers and Bowlin Outdoor, and vice versa. However, upon distribution of the Bowlin Travel Centers shares to the stockholders of Bowlin Outdoor, First Security Bank has agreed to release its security interests in and to any of the assets and property of Bowlin Travel Centers as security against any obligations of Bowlin Outdoor under the agreement. Lamar has indicated that upon consummation of the merger with Bowlin Outdoor, it intends to completely pay off any outstanding obligations of Bowlin Outdoor under the agreement. We anticipate that upon distribution of the shares of Bowlin Travel Centers by Bowlin Outdoor, only our assets and property will secure our obligations under the master loan agreement, and only the assets and property of Bowlin Outdoor will secure the obligations of Bowlin Outdoor. See
Item 7 - Certain Relationships and Related Transactions, MASTER LOAN AGREEMENT.

     Under the Master Loan Agreement, we must:

     *    comply with all material laws, rules, regulations and orders;

     * pay and discharge all taxes, assessments and governmental charges or levies imposed upon us or our property before they become delinquent, so long as it is not being contested;

     * maintain insurance with responsible and reputable insurance companies or associations in amounts covering such risks as are acceptable to First Security Bank;

     * preserve and maintain our corporate existence, rights, franchises and privileges in the jurisdiction or our incorporation, and qualify and remain qualified in each jurisdiction in which such qualification is necessary or desirable in view of our business and operations or ownership of our properties;

     * maintain and preserve in good working order, save ordinary wear and tear, all of our properties that are used or useful in the conduct of our business; and

     * perform and observe all of the terms and provisions of all other loans, debts and obligations.

     Under the Master Loan Agreement, we must also maintain, individually, and on a consolidated basis with Bowlin Outdoor, each of the following minimum financial ratios, calculated quarterly from our fiscal quarter audited statements with income and expense items annualized:

     *    debt coverage ratio of 1.15 to 1.0;

     *    interest coverage ratio of 1.5 to 1.0;

     * net worth of company must increase by at least 50% of net profit on an annual basis; and

     *    tangible leverage ratio of not more than 3.5 to 1.0;

For purposes of calculating these ratios, the following definitions and formulas apply:

     "earnings" means earnings before interest, taxes, depreciation and amortization;

     "interest coverage ratio" means earnings divided by (Interest expense (+) taxes);

     "debt coverage ratio" means earnings divided by (prior year current maturities of long term debt (+) interest expense (+) taxes); and

     "tangible leverage ratio" means total liabilities / tangible net worth. Tangible net worth is defined as the sum of (capital stock, paid in capital and returned earnings) less the sum of goodwill or other intangible assets.

     Beginning May 1, 2001, and annually thereafter, if the merger transaction between Bowlin Outdoor and Lamar has not been consummated, and we are continuing to operate jointly with Bowlin Outdoor under the Master Loan Agreement, we will be obligated to pay additional principal payments of up to a maximum amount of $400,000 per year, based on our "excess cash flow". Excess cash flow means 50% of the excess EBITDA above the 1.3 to 1.0 debt service coverage ratio calculated as of the fiscal year-end. The May 1, 2001 additional debt service payment will be calculated based on our fiscal year ending January 31, 2001. However, upon closing of the proposed merger transaction with Lamar, and payment of the outstanding Bowlin Outdoor notes, this obligation terminates. Lamar has indicated that upon closing of the proposed merger transaction, it intends to pay off all outstanding Bowlin Outdoor notes under the Master Loan Agreement

     Also, during the term of the Master Loan Agreement, we may not, except with First Security Bank's prior written consent:

     * merge with another entity (excluding the proposed merger between Bowlin Outdoor and Lamar);

     *    sell, pledge or dispose of all or substantially all of our assets;

     * invest in another entity in excess of $500,000; |X| materially change our business operations;

     * make any non-GAPP required or recommend changes in our accounting methods;

     * incur, assume or otherwise become obligated on loans, borrowings, debts, leases, or other financing with any person or entity in an amount exceeding the aggregate of $500,000 per fiscal year and the aggregate maximum amount of $1,000,000 (not including amounts due to vendors for fuels, supplies, materials, labor, and similar day to day operating expenses incurred in the ordinary course of the travel center and outdoor advertising business);

     * incur any indebtedness or other obligations to any lender to finance the acquisition of any outdoor advertising business or billboards; or

     * incur any indebtedness or other obligations to the owner or seller of any single or related group of outdoor advertising assets or businesses to finance the purchase of such assets (seller financing) in excess of $500,000 and in no event in excess of the aggregate maximum amount of $1,000,000 for all such types of indebtedness.

Under the Master Loan Agreement if Michael L. Bowlin or Chris Bess or both of them is, for any reason, no longer able to perform their present full time duties for Bowlin Outdoor prior to the consummation of the proposed merger transaction with Lamar, other than because of their death or incapacity, First Security Bank has the option, upon 30 days written notice, to declare all sums due and owing under the notes, and all other obligations of Bowlin Travel Centers and Bowlin Outdoor under the Master Loan Agreement, immediately due and payable in full.

     The following table shows our long-term debt obligations as of July 31, 2000:

                                                                       JULY 31,
                                                                         2000
                                                                     -----------
       Due bank,  maturity November 2005, variable interest          $ 2,570,493
           (8.50%   at   January   31,    2000),    monthly
           installments  of $34,347,  secured by  buildings
           and equipment
       Due bank, maturity  October 2013, variable  interest
           (8.50%   at   January   31,    2000),    monthly
           installments  of  $9,860,  secured  by  land and
           buildings                                                     925,698
       Due bank, maturity  October 2013,  variable interest
           (8.50%   at   January   31,    2000),    monthly
           installments  of  $6,329,  secured  by  land and
           buildings                                                     547,151
       Due bank,  maturity January 2005,  variable interest
           at index  rate  (8.00%  at  January  31,  2000),
           monthly   installments   of  $4,818  secured  by
           buildings and equipment                                       460,011
       Due bank,  maturity May 2005,  variable  interest at
           index rate plus .5 (8.50% at January 31,  2000),
           monthly  installments  of  $8,614,   secured  by
           buildings and equipment                                       713,923
       Due  banks  and  other  financing  companies,   with
           maturity  dates ranging from 2000 to 2013.  Most
           bear interest at  adjustable  rate of 7.75% with
           certain  fixed  rate  notes  at  8.9%.   Monthly
           payments  totaling  $19,188.  Secured  by  land,
           buildings, equipment, and inventories                       1,114,104
       Due  individuals,  various  payment  schedules  with
           maturity  dates  in  2003,   including  interest
           ranging from 8.00% to 10.00%.  Monthly  payments
           totaling $3,818.  Secured by land and buildings               119,672
                                                                     -----------

                                                                       6,451,052
       Less current maturities                                           482,926
                                                                     -----------

                                                                     $ 5,968,126
                                                                     ===========

     The table below shows our future maturities of long-term debt for the years indicated ending January 31.


            2001                                $   491,701
            2002                                    528,349
            2003                                    554,293
            2004                                    524,976
            2005                                    476,743
            Thereafter                            4,147,493
                                                -----------

                         Total                  $ 6,723,555
                                                ===========

See "Notes to Financial Statements - Footnote 4".

     We have forecasted approximately $300,000 for capital commitments for fiscal year 2001. We expect to use current working capital and cash flows from operations to fund these commitments and do not anticipate obtaining any outside sources for these commitments.

     We are unaware of any trends or demands, commitments or uncertainties that will result or are reasonably likely to result in our liquidity increasing or decreasing in any material way over the next 12 months. We can borrow up to $1.3 million under our credit facility with First Security Bank. (See "Certain Relationships and Related Party Transactions" for a summary of our Master Loan

Agreement, by and among First Security Bank, Bowlin Outdoor and Bowlin Travel Centers). We believe that our working capital and the cash flow generated from our current operations will be sufficient to fund our operations over the next 12 months without borrowing any additional funds under our credit facility. While we are not currently a party to any agreements to acquire any additional travel centers, nor do we have plans to build any additional travel centers in the near term, if we were to acquire or construct any additional travel centers we would likely have to obtain additional financing to do so, either under our current credit facility or through other means. We could not predict with any certainty what the terms of such financing might be.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of July 31, 2000, approximately $5.750 million of the company's total indebtedness accrued interest at variable rates tied to LIBOR or the respective bank's prime lending rate. As such, the company is subject to fluctuations in interest rates that could have a negative impact on the net income of the company. In addition, it is likely that future indebtedness incurred by the company will be at variable rates that could impact the company's ability to finance internal development and growth of the business. We do not, however, believe that any risk inherent in the variable rate nature of our debt is likely to have a material effect on our financial position, results of operations or liquidity.

     We have not entered into any market risk sensitive instruments for trading purposes. Further, we do not currently have any derivative instruments outstanding and have no plans to use any form of derivative instruments to manage our business in the foreseeable future.

                                  RISK FACTORS

     We do not provide forecasts of potential future financial performance. While our management is optimistic about long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating our growth outlook.

This information statement contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify such forward-looking statements. This information statement also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the travel center industry, among other things. You should not place undue reliance on those forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this information statement.

THERE IS NO TRADING MARKET FOR OUR SHARES OF COMMON STOCK AND THERE MIGHT NEVER BE ONE, AND IF A TRADING MARKET DOES DEVELOP OUR SHARES OF COMMON STOCK WILL LIKELY BE SUBJECT TO SIGNIFICANT PRICE VOLATILITY AND AN ILLIQUID MARKET.

We are not applying to any exchange to list our shares of common stock. We anticipate that one or more potential Market Makers might apply to quote prices for, and trade in, our shares of common stock on the OTC Bulletin Board. However, there can be no assurance that if accepted by the OTC Bulletin Board, that a market will ever result. Even if our shares begin trading on the OTC Bulletin Board, or through any other market or system, the market price of the common stock could also be subject to significant fluctuations in response to such factors as variations in our anticipated or actual results of operations or of other companies engaged in similar businesses, changes in conditions affecting the economy generally, analyst reports, general trends in the industry or changes in the stock markets generally. It is likely that any market in our common shares that develops will be very illiquid making it difficult to buy or sell our shares.

     OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

The historical financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

     * we have made adjustments and allocations, primarily with respect to corporate-level expenses and administrative functions, because Bowlin Outdoor did not account for us as, and we were not operating as, a separate stand-alone business for all periods presented; and

     the information does not reflect changes that may occur in the future as a result of our separation from Bowlin Outdoor

For additional information, see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     WE MIGHT INCUR GREATER COSTS AND EXPENSES IN PROPORTION TO OUR REVENUES OPERATING AS A STAND-ALONE ENTITY THAT COULD ADVERSELY AFFECT OUR PROFITABILITY.

We have not operated as a stand-alone entity separate from Bowlin Outdoor. We may have benefited from operating as a division of Bowlin Outdoor by sharing some expenses, personnel and other costs. Our general and administrative costs, as a percentage of revenue, could increase as a result of our operating independently of Bowlin Outdoor. If the costs and expenses of operating independently are substantially greater than the costs and expenses of operating as a division of Bowlin Outdoor, it could have a negative affect on our profitability and an adverse affect on our business operations and financial condition.

     WE MIGHT NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

We have been able to secure financing for the purchase of additional assets from commercial lenders in amounts up to 100% of the fair market value of the acquired assets. However, Bowlin Outdoor obtained this financing as a single consolidated entity. We might not be able to obtain additional financing as a stand-alone company without the outdoor advertising segment of Bowlin Outdoor. If obtainable, there can be no assurance that any additional financing will be available in the future on terms acceptable to us. We anticipate that any financing that we do secure could impose certain financial and other restrictive covenants upon our operations and us.

     THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO SUCCESSFULLY EXPAND OUR BUSINESS.

We intend to continue to explore the possibilities of acquiring or building additional travel centers. Although our existing operations are based primarily in the Southwest, our current expansion plans include consideration of acquisition opportunities in both the Southwest and other geographic regions of the United States. However, there can be no assurance that suitable acquisitions can be identified, and we will likely face competition from other companies for available acquisition opportunities. Any such acquisition would be subject to negotiation of definitive agreements, appropriate financing arrangements and performance of due diligence. There can be no assurance that we will be able to complete such acquisitions, obtain acceptable financing, or any required consent of our bank lenders, or that such acquisitions, if completed, can be integrated successfully into our existing operations. The success of our expansion program will depend on a number of factors, including the availability of sufficient capital, the identification of appropriate expansion opportunities, our ability to attract and retain qualified employees and management, and the continuing profitability of existing operations. There can be no assurance that we will achieve our planned expansion or that any expansion will be profitable.

     OUR USE OF PETROLEUM PRODUCTS SUBJECTS US TO VARIOUS LAWS AND REGULATIONS, AND EXPOSES US TO SUBSTANTIAL RISKS.

We are subject to federal, state and local laws and regulations governing the use, storage, handling, and disposal of petroleum products. While we believe that we are compliant with environmental laws and regulations, the risk of accidental contamination to the environment or injury cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our available resources. We could be required to incur significant costs to comply with environmental laws and regulations that may be enacted in the future.

     BECAUSE ALL OF OUR TRAVEL CENTERS ARE LOCATED IN ARIZONA AND NEW MEXICO, A DOWNTURN IN THE ECONOMIC CONDITIONS IN THE SOUTHWESTERN UNITED STATES COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS AND FINANCIAL CONDITIONS.

Our travel centers are located only in Arizona and New Mexico. We rely on the business generated from travelers and patrons within these two states, and those traveling through these states. Our risks from economic downturns are not diversified or spread out across several regions. Because of the geographic concentration of our travel centers, our business may be adversely affected in the event of a downturn in general economic conditions in the Southwestern United States generally, or in Arizona or New Mexico.

     WE DEPEND ON THIRD PARTY RELATIONSHIPS.

We are dependent on a number of third party relationships under which we offer brand name and other products at our travel centers. These brand name relationships include distributorship relationships with CITGO and EXXON and existing franchise agreements with Dairy Queen/Brazier and Stuckey's. Our existing operations and plans for future growth anticipate the continued existence of such relationships.

The CITGO distribution agreement had an initial three-year term that expired September 30, 1998, and automatically renewed for a three-year term through 2001. The EXXON distribution agreement has a three-year term that expires March 31, 2001. CITGO's and EXXON's ability to terminate or refuse to renew the agreement with us is subject to the occurrence of certain events set forth in the Petroleum Marketing Practices Act, which includes bankruptcy, or breach of the agreement by us, or termination by CITGO or EXXON of its petroleum marketing activities in our distribution area. CITGO and EXXON may terminate or refuse to renew these agreements only if it terminates or refuses to renew the agreement in compliance with the Petroleum Marketing Practices Act.

Under four of our Dairy Queen agreements, the term continues until we elect to terminate it with 60 days prior written notice, or if we or Dairy Queen elect to terminate the agreement because the other has breached the agreement and has not cured that breach within 14 days of notice of the breach. The other two Dairy Queen agreements are for specific terms. One of those Dairy Queen agreements, entered into February 1, 1984, is for a term of 25 years and the other, entered into on November 18, 1986, is for a term of 20 years. We may not terminate either of these agreements unless we give notice to Dairy Queen that they are in breach of the agreement and Dairy Queen has not cured that breach within thirty days of our notice. Dairy Queen may terminate either of these agreements if they deliver notice to us that we are in breach of the agreement and we do not cure that breach within 14 days of that notice.

The franchise agreement for our Stuckey's location in Edgewood was entered into on July 7, 1982. This agreement had an initial term of ten years and is renewable for additional five-year terms at our option. The current term of this agreement, if not extended or terminated before, will end on July 7, 2002. We entered into a letter agreement on March 1, 1987 for our Stuckey's location in Benson, Arizona. Under its terms, we may cancel this agreement at any time with ninety days prior written notice. Stuckey's may cancel this agreement with 12 months prior written notice, or if we are in non-compliance with the agreement. The current term of this agreement, if not extended or terminated before, will end on March 1, 2002.

There can be no assurance that the agreements that govern these relationships will not be terminated. (For greater detail regarding the terms of these agreements, see "Business Operations - Travel Centers and Gasoline Retailing"). Several of these agreements contain provisions that prohibit us from offering additional products or services that are competitive to those of its suppliers. Although we do not currently anticipate having to forego a significant business opportunity in order to comply with such agreements, there can be no assurance that adherence to existing agreements will not prevent us from pursuing opportunities that management would otherwise deem advisable. In addition, there are no material early termination provisions under any of the franchise or petroleum distribution agreements.

We also rely upon several at-will relationships with various third parties for much of our souvenir and gift merchandise. Although we believe we have good relationships with our suppliers, there can be no assurance that we will be able to maintain relationships with suppliers of suitable merchandise at appropriate prices and in sufficient quantities.

     IF WE ARE NOT ABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY IT COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS OPERATIONS OR FINANCIAL CONDITION.

Our travel centers face competition from

     *    major and independent oil companies;

     *    independent service station operators;

     * national and independent operators of restaurants, diners and other eating establishments; and

     * national and independent operators of convenience stores and other retail outlets.

Some of our competitors, including major oil companies and convenience store operators, are substantially larger, better capitalized, and have greater name recognition and access to greater resources than we do. There can be no assurance that our travel centers will be able to compete successfully in their respective markets in the future.

     OUR BUSINESS IS SEASONAL AND OUR REVENUES FLUCTUATE QUARTERLY.

Our travel center operations are subject to seasonal fluctuations, and revenues may be affected by many factors, including weather, holidays and the price of alternative travel modes. Our revenues and earnings may experience substantial fluctuations from quarter to quarter. These fluctuations could result in periods of decreased cash flow that might cause us to use our lending sources, or to secure additional financing, in order to cover our expenses during those periods. This could increase the interest expense of our operations and decrease net income and have a material adverse effect on our business and results of operations.

     WE ARE SUBJECT TO NUMEROUS GOVERNMENTAL REGULATIONS, INCLUDING THOSE RELATED TO FOOD HANDLING, FIREWORKS SALES, TOBACCO SALES, AND UNDERGROUND STORAGE TANKS.

Each of our food service operations is subject to licensing and regulation by a number of governmental authorities, including regulations relating to health, safety, cleanliness and food handling, as well as federal and state laws governing such matters as working conditions, overtime, tip credits and minimum wages. Our travel center operations are also subject to extensive laws and regulations governing the sale of tobacco and fireworks in our New Mexico travel centers. In addition, we have incurred ongoing costs to comply with federal, state and local environmental laws and regulations, primarily relating to underground storage tanks. These costs include assessment, compliance, and remediation costs, as well as certain ongoing capital expenditures relating to our gasoline dispensing operations.

Such regulations include certain mandatory licensing procedures and the ongoing compliance measures, as well as special sales tax measures. We believe that operations at our thirteen travel centers comply with all applicable licensing and regulatory requirements. However, any failure to comply with applicable regulations, or the adoption of additional regulations or changes in existing regulations could impose additional compliance costs, require a cessation of certain activities or otherwise have a material adverse effect on our business and results of operations.

     OUR CURRENT CAPITALIZATION COULD DELAY, DEFER OR PREVENT A CHANGE OF
CONTROL.

In our Articles of Incorporation, pursuant to Nevada Revised Statues Section 78.378, we elected not to be governed by the provisions of Nevada Revised Statutes Section 78.378 to 78.3793, inclusive. Pursuant to Nevada Revised Statutes Section 78.434, we also elected not to be governed by the provisions of Nevada Revised Statutes Sections 78.411 to 78.444, inclusive. These statutes are sometimes referred to as "interested stockholder" statutes and their purpose is to limit the way in which a stockholder may effect a business combination with the corporation without board or stockholder approval. Because we have elected not to be governed by these statutes, a person or entity could attempt a takeover, or attempt to acquire a controlling interest of, and effect a business combination with, Bowlin Travel Centers without the restrictions of these Nevada Revised Statutes provisions.

However, our Board of Directors has the authority to issue up to ten million (10,000,000) shares of common stock, $.001 par value, and up to one million (1,000,000) shares of preferred stock, $.001 par value, in one or more series, and to determine the price, rights, preferences and privileges of the shares of each such series without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the company, thereby delaying, deferring or preventing a change of control of the company. See Item 11 "Description of Registrant's Securities to be Registered".

PROPERTIES.

As of November 30, 2000, we operated thirteen travel centers. We own the real estate and improvements where seven of our travel centers are located, all of which are subject to mortgages. Six of our existing travel centers are located on real estate that we lease from various third parties. These leases have terms ranging from five to forty years, assuming we exercise all renewal options available under certain leases. Our future minimum rental payments under these leases are as follows:

          YEAR ENDING JANUARY 31:
          -----------------------
          2001                                    $ 151,383
          2002                                      132,783
          2003                                      128,783
          2004                                       98,783
          2005                                       98,233
          Thereafter                                383,733
                                                  ---------
                    Total                         $ 993,698
                                                  =========

See "Notes to Financial Statements - Note 7 Contingencies and Commitments".

Bowlin Travel Centers' principal executive offices occupy approximately 20,000 square feet of space that we own in Albuquerque, New Mexico. The principal office space is subject to a mortgage, which matures on November 1, 2005, and the principal balance accrues interest at the bank's prime rate (8.5% at January 31, 2000). We own a central warehouse and distribution facility occupying 27,000 square feet in Las Cruces, New Mexico. The Las Cruces property is subject to a mortgage that matures on December 1, 2014 and accrues interest on the unpaid principal balance at a rate of 8.65% per annum. We believe that our headquarters and warehouse facilities are adequate for our operations for the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Bowlin Outdoor is the sole shareholder of Bowlin Travel Centers. It holds 4,583,348 shares of our common stock, which constitutes 100% of the issued and outstanding common stock of Bowlin Travel Centers, Inc.

As of January 15, 2001, there were 4,583,348 shares of Bowlin Outdoor common stock outstanding.

The following table sets forth the number of shares of our common stock that we expect will be beneficially owned after the spin-off by (i) all persons known by the company to be the beneficial owners of more than five percent of the outstanding shares of common stock; (ii) each Director of the company; (iii) the executive officers of the company; and (iv) all Directors and executive officers of the company as a group.

All of the holdings listed below, and referred to in the footnotes to this table, are holdings of shares of common stock of Bowlin Outdoor. Based on a one-to-one distribution ratio, the number of shares and percentage interest of Bowlin Outdoor stockholders would be identical to the number of shares held and percentage interest of Bowlin Travel Centers stockholders. There would be 4,583,348 shares of Bowlin Travel Centers stock outstanding following the distribution, none of which would be held by Bowlin Outdoor.

NAME OF BENEFICIAL                     AMOUNT AND NATURE OF          PERCENT OF
OWNER (1)                              BENEFICIAL OWNERSHIP (2)       CLASS (3)
---------                              ------------------------       ---------
Michael L. Bowlin (4)                        1,687,613                  36.8%

C. Christopher Bess (5)                        488,623                  10.7%

William J. McCabe                              101,590                   2.2%

Monica A. Bowlin (6)                         1,687,613                  36.8%

The Francis W. McClure and Evelyn
Hope McClure Revocable Trust (7)               371,695                   8.1%

All directors and executive officers
as a group (3 persons) (4)(5)(6)             2,277,826                  49.7%

----------
(1) All of the holders have an address at c/o Bowlin Travel Centers, Inc., 150 Louisiana NE, Albuquerque, NM, 87108.

(2) Unless otherwise noted and subject to community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock as shown beneficially owned by them.

(3) The shares and percentages shown include the shares of common stock actually owned as of September 1, 2000.

(4) Includes 425,687 shares held by Mr. Bowlin's wife and 171,332 shares held by each of three daughters. Mr. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of such shares, which are held by three of his daughters.

(5) Includes 48,006 shares held by Mr. Bess' wife and 26,623 shares held by Mr. Bess' minor daughter.

(6) Includes 747,930 shares held by Mrs. Bowlin's husband and 171,332 shares held by each of her three daughters. Mrs. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of such shares, which are held by three of her daughters.

(7) Francis W. McClure and Evelyn Hope McClure are the natural persons who control The Francis W. McClure and Evelyn Hope McClure Revocable Trust. Evelyn Hope McClure is the sister of Michael L. Bowlin, Chairman of the Board, President and Chief Executive Officer of Bowlin Travel Centers.

DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth information regarding the officers and directors of Bowlin Travel Centers. A summary of the background and experience of each of these individuals is set forth after the table.

NAME                         AGE              POSITION
----                         ---              --------
Michael L. Bowlin            58       Chairman of the Board, President and Chief
                                      Executive Officer

C. Christopher Bess          54       Executive Vice President, Chief Operating
                                      Officer and Director

William J. McCabe            50       Senior Vice President, Management
                                      Information Systems and Assistant
                                      Secretary and Director

Michael L. Bowlin. Mr. Bowlin has served as Chairman of the Board and Chief Executive Officer of Bowlin Outdoor since 1991 and as President since 1983. Mr. Bowlin has been employed by Bowlin Outdoor since 1968. Mr. Bowlin is the past Chairman of the Board for the Outdoor Advertising Association of America and has served on the Board of Directors in various capacities for twenty years. Mr. Bowlin also served as President and a member of the Board of Directors of Stuckey's Incorporated, a restaurant and specialty store franchisor (including specialty stores located at four of the company's travel centers) from 1986 to July of 2000; however, substantially all of Mr. Bowlin's professional time is devoted to his duties at Bowlin Outdoor. Mr. Bowlin holds a Bachelor's degree in Business Administration from Arizona State University.

C. Christopher Bess. Mr. Bess has served as Bowlin Outdoor's Executive Vice President and Chief Operating Officer since 1983. Mr. Bess has served as a member of Bowlin Outdoor's Board of Directors since 1974. During his 28 years with Bowlin Outdoor, Mr. Bess has also served in such capacities as Internal Auditor, Merchandiser for Travel Center Operations, Travel Center Operations Manager and as Development Manager. Mr. Bess is a certified public accountant and holds a Bachelor's degree in Business Administration from the University of New Mexico.

William J. McCabe. Mr. McCabe has served as Bowlin Outdoor's Senior Vice President, Management Information Systems since 1997 and as Assistant Secretary since 1996. Mr. McCabe served as a member of the Board of Directors from 1983 until August 1996. Prior to 1997, Mr. McCabe served as Senior Vice President - Advertising Services from 1993, Vice President of Outdoor Operations from 1988 and as Vice President of Accounting from 1984 to 1987. Mr. McCabe has been employed by Bowlin Outdoor since 1976 in such additional capacities as a Staff accountant and Controller. Mr. McCabe holds a Bachelor's degree in Business Administration from New Mexico State University.

EXECUTIVE COMPENSATION.

No employee or officer of Bowlin Travel Centers has entered into an employment agreement with Bowlin Travel Centers, nor do we anticipate entering into any employment agreements in the future. The President and the Chief Operating Officer of Bowlin Outdoor currently have employment agreements with Bowlin Outdoor that became effective February 1, 1997. Each of the agreements has a perpetual five-year term, such that on any given date, each agreement has a five-year remaining term. Upon consummation of the proposed merger with Lamar Advertising Company, the President and the Chief Operating Officer of Bowlin Outdoor will each resign their positions with Bowlin Outdoor and continue to be the President and Chief Operating Officer of Bowlin Travel Centers. However, the employment agreements to which each was a party will terminate upon effectiveness of the proposed merger with Lamar Advertising Company and Bowlin Travel Centers will not execute new employment agreements.

The following table summarizes all compensation paid by Bowlin Outdoor to our Chief Executive Officer and Chief Operating Officer for services rendered to Bowlin Outdoor during the fiscal years ended January 31, 2000, 1999 and 1998. We have no other executive officer whose total annual salary and bonus paid to them by Bowlin Outdoor exceeded $100,000. All information set forth in this table reflects compensation earned by these individuals for services with Bowlin

Outdoor. We anticipate that our Chief Executive Officer and Chief Operating Officer will be compensated at levels consistent with their compensation at Bowlin Outdoor.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                             ----------------------------
                                         ANNUAL COMPENSATION                            AWARDS
                          -------------------------------------------------  ----------------------------

                                                                             SECURITIES
                                                               OTHER         UNDERLYING
NAME AND                                                       ANNUAL         OPTIONS/      ALL OTHER
PRINCIPAL POSITION        FISCAL  SALARY ($)(1)  BONUS ($)  COMPENSATION ($)   SARS #    COMPENSATION ($)
------------------        ------  -------------  ---------  ----------------   ------    ----------------
Michael L. Bowlin          2000      195,000       --          17,779 (2)        --            --
Chairman of the Board,     1999      144,700       --          14,458 (2)        --            --
President & CEO            1998      136,000       --          14,535 (2)        --            --

C. Christopher Bess        2000      145,000       --           4,143 (3)        --            --
Executive Vice President,  1999       95,000       --           3,754 (3)        --            --
COO & Director             1998       90,000       --           4,967 (3)        --            --

----------
(1) Includes amounts deferred at the election of the CEO and COO to be contributed to his 401(k) Profit Sharing Plan account.

(2) Amount for 2000 includes (i) $1,950 of Bowlin Outdoor's discretionary matching contributions allocated to Mr. Bowlin's 401(k) Profit Sharing Plan account; (ii) $11,506 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner; and (iii) $4,323 for Mr. Bowlin's use of a company owned vehicle. Amount for 1999 includes (i) $1,775 of Bowlin's discretionary matching contributions allocated to Mr. Bowlin's 401(k) Profit Sharing Plan account; (ii) $11,449 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner; and (iii) $1,234 for Mr. Bowlin's use of a company owned vehicle. Amount for 1998 includes (i) $2,901 of Bowlin Outdoor's discretionary matching contributions allocated to Mr. Bowlin's 401(k) Profit Sharing Plan account; (ii) $10,426 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner; and (iii) $1,208 for Mr. Bowlin's use of a company owned vehicle.

(3) Amount for 2000 includes (i) $1,700 of Bowlin Outdoor's discretionary matching contributions allocated to Mr. Bess' 401(k) Profit Sharing Plan account; and (ii) $2,443 for premiums on term life, auto and disability insurance policies of which Mr. Bess or his wife is the owner. Amount for 1999 includes (i) $1,775 of Bowlin Outdoor's discretionary matching contributions allocated to Mr. Bess' 401(k) Profit Sharing Plan account; and (ii) $1,979 for premiums on term life, auto and disability insurance policies of which Mr. Bess or his wife is the owner. Amount for 1998 includes (i) $2,888 of Bowlin Outdoor's discretionary matching contributions allocated to Mr. Bess' 401(k) Profit Sharing Plan account; and (ii) $2,079 for premiums on term life, auto and disability insurance policies of which Mr. Bess or his wife is the owner.

Compensation Of Directors

Directors who are not employees of the company are entitled to receive $1,000 per each meeting of the Board of Directors, or any committee thereof, attended plus reimbursement of reasonable expenses. Currently, none of the directors is a non-employee director.

To date, no stock options have been granted to the named executive officers of Bowlin Travel Centers. We do not anticipate having a stock option plan for our directors, officers or employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

MERGER AGREEMENT BETWEEN LAMAR AND BOWLIN OUTDOOR

Pursuant to Section 5.12 of the Agreement and Plan of Merger between Lamar and Bowlin Outdoor, if the merger is consummated, Lamar will pay or will cause the surviving corporation of the merger to pay up to $1,250,000 of Bowlin Outdoor's aggregate costs and expenses associated with the consummation of the merger and the other transactions contemplated by the merger agreement, including financial advisory fees, a fairness opinion, legal fees and accounting fees. However, under the Contribution Agreement, and as part of the proposed merger transaction, we assumed the obligation under the merger agreement to pay any closing costs that are in excess of $1,250,000. We cannot predict what the final aggregate closing costs for the proposed merger transaction will be, however, we believe that the aggregate closing costs will not exceed $1,250,000 by a material amount, if at all.

RELATIONSHIP WITH STUCKEY'S

Michael L. Bowlin was the President and Chairman of the Board of, and until July of 2000, a 25% stockholder in, Stuckey's Corporation ("Stuckey's"), a franchiser of restaurants and specialty stores, including specialty stores located at two of the company's travel centers. In fiscal year 2000, aggregate franchise and other related fees paid by Bowlin Outdoor to Stuckey's totaled approximately $34,029. We expect to continue the relationship with Stuckey's as a stand-alone company.

CONTRIBUTION AGREEMENT BETWEEN BOWLIN OUTDOOR AND BOWLIN TRAVEL CENTERS

We entered into a Contribution Agreement with Bowlin Outdoor, dated as of November 1, 2000. Under the Contribution Agreement, Bowlin Outdoor contributed all of the assets and liabilities directly associated with the ownership and operation of the travel centers business to Bowlin Travel Centers. Bowlin Outdoor and Bowlin Travel Centers each represented that it was duly organized, had the authority to enter into the agreement, and that there were no conflicts or violations resulting from, or consents required by, the execution and delivery of the agreement. Bowlin Travel Centers also covenanted under the agreement to offer employment to all of the employees of Bowlin Outdoor that work in the travel centers business, on the same terms and conditions of employment they then enjoyed with Bowlin Outdoor, and to assume all obligations and liabilities associated with those employees. Under the agreement, Bowlin Travel Centers agreed to indemnify Bowlin Outdoor, its directors, officers, shareholders, employees, affiliates, successors and assigns for any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, or expenses (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and professional advisors) incurred by any of the Bowlin Outdoor indemnitees:

     * arising under federal, state or local environmental laws and arising out of or in connection with the travel center business or the ownership or operation of any of the assets or assumed liabilities;

     * resulting from any labor or employment dispute arising out of or in connection with the operation of the travel center business or otherwise involving a travel centers business employee; and

     * any attempt (whether or not successful) by any person to cause or require Bowlin Outdoor to discharge or pay any assumed liability, or otherwise arising out of or relating to any assumed liability.

TAX AND DISAFFILIATION AGREEMENT BETWEEN BOWLIN OUTDOOR AND BOWLIN TRAVEL
CENTERS

As part of the Contribution Agreement, Bowlin Outdoor and Bowlin Travel Centers entered into a Tax Sharing and Disaffiliation Agreement ("Tax Agreement"). The Tax Agreement sets forth rights and obligations of Bowlin Outdoor and Bowlin Travel Centers with respect to taxes imposed on their respective businesses both before and after the distribution of Bowlin Travel Centers stock to the Bowlin Outdoor stockholders and with respect to "Restructuring Taxes." For purposes of the Tax Agreement, "Restructuring Taxes" are taxes imposed in connection with the contribution by Bowlin Outdoor of the travel centers-related assets and liabilities to Bowlin Travel Centers and the distribution of the Bowlin Travel Centers stock.

     GENERAL TAXES. Under the Tax Agreement, Bowlin Travel Centers will be liable for and indemnify Bowlin Outdoor against any taxes that are attributable to the travel centers business (both before and after transfer of such business to Bowlin Travel Centers ), Restructuring Taxes and sales, transfer and other similar taxes incurred in connection with the Contribution and Distribution.

Bowlin Outdoor will be liable for and indemnify Bowlin Travel Centers against any taxes that are attributable to the outdoor advertising business. The Tax Agreement sets forth additional rules for determining the tax obligations of Bowlin Outdoor and Bowlin Travel Centers.

     RESTRUCTURING TAXES. Under the Tax Agreement, Bowlin Travel Centers is generally responsible for all Restructuring Taxes. Bowlin Outdoor and Bowlin Travel Centers anticipate that the Contribution will not result in any tax liability and that the Distribution will not result in any tax liability to Bowlin Outdoor shareholders. However, Bowlin Outdoor may be liable for Restructuring Taxes in connection with the Distribution. More specifically, Bowlin Outdoor will be required to pay tax on gain (if any) equal to the value of Bowlin Travel Centers on the date of the distribution of the Bowlin Travel Centers stock, less Bowlin Outdoor's basis in Bowlin Travel Centers stock immediately before the distribution. Bowlin Outdoor and Bowlin Travel Centers plan to base the value of Bowlin Travel Centers on the first-day trading price of Bowlin Travel Centers stock. Therefore, the amount of this gain and any consequent Restructuring Taxes will not be determined until the time of the distribution. Depending upon the value of Bowlin Travel Centers as of the distribution, the amount of Restructuring Taxes could be substantial. In addition, it is possible that the IRS may successfully challenge any valuation of Bowlin Travel Centers for this purpose and thereby assess additional Restructuring Taxes. As stated previously, under the Tax Agreement, Bowlin Travel Centers is required to reimburse Bowlin Outdoor for any Restructuring Taxes.

MANAGEMENT SERVICE AGREEMENT BETWEEN BOWLIN OUTDOOR AND BOWLIN TRAVEL CENTERS

Bowlin Outdoor historically has attempted to accurately allocate costs, expenses and revenues of its two business segments, namely outdoor advertising and travel centers. However, the same personnel performed many administrative and managerial tasks for both Bowlin Outdoor and Bowlin Travel Centers. In order to accurately reflect the costs of these shared resources, Bowlin Travel Centers attributes Bowlin Outdoor with a management fee equal to the expense of certain management services. Prior to August 1, 2000, this relationship was not formalized by a written agreement. On August 1, 2000, Bowlin Outdoor and Bowlin Travel Centers entered into a Management Services Agreement to memorialize this relationship. Under the Management Services Agreement, Bowlin Travel Centers agrees to provide management, corporate general and administrative services, including but not limited to, treasury, accounting, tax, human resources, and other support services, as follows. Under this agreement, Bowlin Outdoor agrees to pay for the services rendered on a monthly basis. The amount due each month is determined by Bowlin Travel Centers based on actual amounts incurred on behalf of Bowlin Outdoor as well as a proportionate amount of overall general and administrative expenses based on the level of effort necessary to provide such services. The level of effort is determined through a percentage allocation of time and related expenditures for corporate personnel that perform duties and/or provide support for Bowlin Outdoor. The agreement is month-to-month and may be canceled with thirty days prior written notice. Lamar Advertising Company has already indicated that, upon consummation of the merger between Bowlin Outdoor and Lamar Advertising Company, it will terminate this agreement. See, also, "Notes to Financial Statement - Note 8".

LEASES AGREEMENT BETWEEN BOWLIN OUTDOOR AND BOWLIN TRAVEL CENTERS

In furtherance of adequately and accurately allocating costs and expenses to the outdoor advertising and travel centers business, on August 1, 2000, we entered into a lease agreement with Bowlin Outdoor. Under this lease agreement, Bowlin Outdoor leases

     * approximately 5500 square feet of office space in the building located at 136 Louisiana NE, Albuquerque, New Mexico 87108, at an annual rate of $12.00 per square foot for a total annual rental sum due of $66,600.00;

     * approximately 1000 square feet of office space in the building located at 3415 South Harrelson, Las Cruces, New Mexico 88005, at an annual rate of $6.00 per square foot for a total annual rental sum due of $6,000.00;

     * approximately 2000 square feet of warehouse space in the building located at 3415 South Harrelson, Las Cruces, New Mexico 88005, at an annual rate of $3.00 per square foot for a total annual rental sum due of $6,000.00; and

     * approximately 12,000 square feet of outside storage yard space on the premises located at 3415 and 3418 South Harrelson, Las Cruces, New Mexico 88005, at an annual rate of $.50 per square foot for a total annual rental sum due of $6,000.00.

This lease is for a term of one year, ending on July 31, 2001. We do not know, and Lamar Advertising Company has not indicated with any certainty, whether this lease will be extended beyond its current termination date of July 31, 2001.

MASTER LOAN AGREEMENT BY AND AMONG BOWLIN TRAVEL CENTERS, BOWLIN OUTDOOR AND FIRST SECURITY BANK

On November 10, 2000, Bowlin Travel Centers and Bowlin Outdoor entered into a Master Loan Agreement with First Security Bank. This agreement superceded the Credit Agreement with First Security Bank, dated as of November 10, 1998, which made available to Bowlin Outdoor funds in the aggregate amount of $30 million. Bowlin Outdoor and Bowlin Travel Centers entered into the master loan agreement in anticipation of the proposed merger with Lamar, and the separation of Bowlin Travel Centers from Bowlin Outdoor, as well as the anticipated distribution of Bowlin Travel Centers stock to the stockholders of Bowlin Outdoor Under this master loan agreement, various promissory notes issued by Bowlin Outdoor that represent obligations of Bowlin Outdoor to First Security Bank, were identified as either being an obligation of Bowlin Outdoor or an obligation of Bowlin Travel Centers. Of the approximately $21 million owed in aggregate under the agreement, approximately $5.3 is attributable to Bowlin Travel Centers. Under this master loan agreement, Bowlin Outdoor and Bowlin Travel Centers cross-collateralize their assets and property as security interests against both of their obligations under the agreement. Under this arrangement, the assets and property of Bowlin Travel Centers secure the obligations of Bowlin Travel Centers and Bowlin Outdoor, and vice versa. However, upon distribution of the Bowlin Travel Centers shares to the stockholders of Bowlin Outdoor, First Security Bank has agreed to release its security interests in and to any of the assets and property of Bowlin Travel Centers as security against any obligations of Bowlin Outdoor under the agreement. Lamar has indicated that upon consummation of the merger with Bowlin Outdoor, it intends to completely pay off any outstanding obligations of Bowlin Outdoor under the agreement. We anticipate that upon distribution of the shares of Bowlin Travel Centers by Bowlin Outdoor, only our assets and property will secure our obligations under the master loan agreement, and the obligations of Bowlin Outdoor will be secured only by the assets and property of Bowlin Outdoor.

WHOLESALING TO RELATIVE OF OFFICER AND DIRECTOR AND STOCKHOLDER OF BOWLIN TRAVEL CENTERS

We currently sell gasoline to a travel center that is owned by the niece of Michael L. Bowlin During the years ended January 31, 2000, 1999 and 1998, wholesale gasoline distribution sales totaling $1,328,418, $1,227,681 and $916,733 were sold to this travel center. We sell gasoline to this travel center with our standard wholesale distributor mark-up. No special consideration is given with regard to the price at which we sell gasoline to this travel center.

LEGAL PROCEEDINGS.

We anticipate that Bowlin Travel Centers will, from time to time, be involved in litigation in the ordinary course of business. Historically, Bowlin Outdoor, from time to time has been involved in litigation in the ordinary course of business, including disputes involving employment claims and construction matters. Bowlin Outdoor is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on Bowlin Travel Centers.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

As of January 15, 2001, there were 4,583,348 shares of common stock of Bowlin Travel Centers outstanding. There are no outstanding options or warrants to purchase, or securities convertible into shares of common stock of Bowlin Travel Centers. Bowlin Outdoor currently holds all of the outstanding shares of Bowlin Travel Centers.

Currently, there is no market for the common stock of Bowlin Travel Centers. We cannot predict with any certainty what the price of shares of common stock would trade at, if traded at all, on any securities exchange. Bowlin Travel Centers does not intend to apply for its shares to trade on any securities exchange. See "Risk Factors" above.

DESCRIPTION OF BOWLIN TRAVEL CENTERS SECURITIES

We are authorized to issue up to 10,000,000 shares of common stock, par value $.001 per share and up to 1,000,000 shares of preferred stock, par value $.001. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the rights of holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation, dissolution, or winding up are entitled to receive all assets available for distribution to the stockholders. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of common stock are fully paid and nonassessable.

In our Articles of Incorporation, pursuant to Nevada Revised Statues Section 78.378, we elected not to be governed by the provisions of Nevada Revised Statutes Section 78.378 to 78.3793, inclusive. Pursuant to Nevada Revised Statutes Section 78.434, we also elected not to be governed by the provisions of Nevada Revised Statutes Sections 78.411 to 78.444, inclusive. These statutes are sometimes referred to as "interested stockholder" statutes and their purpose is to limit the way in which a stockholder may effect a business combination with the corporation without board or stockholder approval. Because we have elected not to be governed by these statutes, a person or entity could attempt a takeover, or attempt to acquire a controlling interest of, and effect a business combination with, Bowlin Travel Centers without the restrictions of these Nevada Revised Statutes provisions. See, also, "Risk Factors - OUR CURRENT CAPITALIZATION COULD DELAY, DEFER OR PREVENT A CHANGE OF CONTROL".

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws provide for the company to indemnify our directors and officers to the fullest extent provided by Nevada law. Under Nevada corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. The indemnification may include expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Nevada law provides that they shall be indemnified against reasonable expenses, including attorney fees.

A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Indemnification and payment of expenses provided by Nevada law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Nevada corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, the company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bowlin Travel Centers Inc.:

We have audited the accompanying balance sheets of Bowlin Travel Centers Inc. as of January 31, 2000 and 1999, and the related statements of income and parent's equity in division, and cash flows for each of the years in the three-year period ended January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bowlin Travel Centers Inc. as of January 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                        KPMG LLP


August 15, 2000
Albuquerque, New Mexico

                           BOWLIN TRAVEL CENTERS, INC.

                                 Balance Sheets

                                                               JULY 31,
                                                                2000        JANUARY 31,   JANUARY 31,
                                     ASSETS                  (UNAUDITED)       2000          1999
                                                             -----------   -----------   -----------
Current assets:
  Cash and cash equivalents                                  $ 2,052,572     1,388,934     1,792,008
  Accounts receivable, net                                       259,380       558,944       726,070
  Accounts receivable - related parties                          123,567       122,121        48,412
  Inventories                                                  3,444,266     3,529,690     3,684,552
  Prepaid expenses                                               229,722       105,512       181,743
  Income taxes                                                        --            --       223,976
  Notes receivable - related parties                              13,512        13,512        13,512
  Other current assets                                            23,426        13,329         9,051
                                                             -----------   -----------   -----------

         Total current assets                                  6,146,445     5,732,042     6,679,324
                                                             -----------   -----------   -----------

Property and equipment, net                                   10,363,964    10,760,855     9,017,149
Intangible assets, net                                           313,534       328,268       395,161
Other assets                                                     325,405       169,511        72,037
                                                             -----------   -----------   -----------

         Total assets                                        $17,149,348    16,990,676    16,163,671
                                                             ===========   ===========   ===========

                  LIABILITIES AND PARENT'S EQUITY IN DIVISION

Current liabilities:
   Current installments of long-term debt                    $   482,926       491,701       502,487
   Accounts payable                                            1,186,396     1,218,265     1,273,155
   Accrued salaries                                              155,723       152,019       130,236
   Accrued liabilities                                           271,173       183,013       127,697
                                                             -----------   -----------   -----------

         Total current liabilities                             2,096,218     2,044,998     2,033,575

Deferred income taxes                                            610,300       592,800       229,900
Long-term debt, less current installments                      5,968,126     6,231,854     6,266,538
                                                             -----------   -----------   -----------

         Total liabilities                                     8,674,644     8,869,652     8,530,013
                                                             -----------   -----------   -----------

Parent's equity in division                                    8,474,704     8,121,024     7,633,658
Commitments and contingencies (notes 6 and 7)
                                                             -----------   -----------   -----------


         Total liabilities and parent's
           equity in division                                $17,149,348    16,990,676    16,163,671
                                                             ===========   ===========   ===========

See accompanying notes to financial statements.

                           BOWLIN TRAVEL CENTERS, INC.

              Statements of Income and Parent's Equity in Division

                                                 SIX MONTHS ENDED
                                                     JULY 31,
                                                   (UNAUDITED)                         YEARS ENDED JANUARY 31,
                                            ----------------------------    --------------------------------------------
                                                2000            1999            2000            1999            1998
                                            ------------    ------------    ------------    ------------    ------------
Gross sales                                 $ 14,752,567      14,071,987      27,242,403      23,803,173      22,583,588
Less discounts on sales                          201,385         181,286         386,622         283,264         279,943
                                            ------------    ------------    ------------    ------------    ------------

          Net sales                           14,551,182      13,890,701      26,855,781      23,519,909      22,303,645
Cost of goods sold                            10,171,372       9,475,026      18,660,049      15,817,507      15,042,323
                                            ------------    ------------    ------------    ------------    ------------

          Gross profit                         4,379,810       4,415,675       8,195,732       7,702,402       7,261,322
General and administrative expense            (3,401,607)     (3,519,248)     (7,128,511)     (6,546,116)     (5,925,026)
Depreciation and amortization                   (376,622)       (355,187)       (719,085)       (716,640)       (467,420)
Management fee income                            102,939         103,566         207,390         186,867         183,522
Other operating income                                --              --          30,661           7,345          35,335
                                            ------------    ------------    ------------    ------------    ------------

          Operating income                       704,520         644,806         586,187         633,858       1,087,733

Other income (expense):
  Interest income                                 57,493          48,721          95,570          85,696          48,340
  Gain on sale of property and equipment         131,235           5,816           1,024           7,180         101,770
  Gain from insurance proceeds                        --         227,362         711,805              --              --
  Interest expense                              (318,468)       (293,216)       (598,420)       (310,762)       (268,720)
                                            ------------    ------------    ------------    ------------    ------------

          Total other income (expense)          (129,740)        (11,317)        209,979        (217,886)       (118,610)
                                            ------------    ------------    ------------    ------------    ------------

          Income before income taxes             574,780         633,489         796,166         415,972         969,123
Income taxes (note 5)                            221,100         243,900         308,800         162,300         373,000
                                            ------------    ------------    ------------    ------------    ------------

Net income                                       353,680         389,589         487,366         253,672         596,123
Parent's equity in division -
  beginning of period                          8,121,024       7,633,658       7,633,658       7,379,986       6,783,863
                                            ------------    ------------    ------------    ------------    ------------
Parent's equity in division -
  end of period                             $  8,474,704       8,023,247       8,121,024       7,633,658       7,379,986
                                            ============    ============    ============    ============    ============

Pro forma earnings per share (unaudited):
  Weighted average common shares               4,390,098       4,390,098       4,390,098
                                            ============    ============    ============
  Basic and diluted earnings per share      $       0.08            0.09            0.11
                                            ============    ============    ============

See accompanying notes to financial statements.

                           BOWLIN TRAVEL CENTERS, INC.

                            Statements of Cash Flows

                                                             SIX MONTHS ENDED
                                                                 JULY 31,
                                                               (UNAUDITED)                     YEARS ENDED JANUARY 31,
                                                        --------------------------    -----------------------------------------
                                                            2000          1999           2000            1999           1998
                                                        -----------    -----------    -----------    -----------    -----------
Cash flows from operating activities:
   Net income                                           $   353,680        389,589        487,366        253,672        596,123
   Adjustments to reconcile net income to
     net cash from operating activities:
       Depreciation and amortization                        376,622        355,187        719,085        716,640        467,420
       Income from partnership investment                        --             --         (1,408)        (3,025)            --
       Gain on sale of assets                              (131,235)        (5,816)        (1,024)        (7,180)      (101,770)
       Gain from insurance proceeds                              --       (227,362)      (711,805)            --             --
       Deferred income taxes                                 17,500        154,300        362,900         81,300        106,100
       Changes in operating assets and liabilities:
         Accounts receivable                                298,118        114,007         93,417       (595,942)        14,667
         Inventories                                         85,424        151,635        154,862       (530,864)      (445,195)
         Prepaid expenses and other                        (128,633)        77,806         71,953        (74,859)       (13,251)
         Accounts payable and accrued liabilities            59,995        378,341         22,209         82,259        104,877
         Income taxes                                            --        223,976        223,976       (151,583)      (217,365)
                                                        -----------    -----------    -----------    -----------    -----------
            Net cash from operating activities              931,471      1,611,663      1,421,531       (229,582)       511,606
                                                        -----------    -----------    -----------    -----------    -----------
Cash flows from investing activities:
   Capital received from (contributed to) partnership            --             --         21,400             --         (4,205)
   Proceeds from sale of assets                             202,428         16,000        138,828         13,413        231,147
   Proceeds from insurance                                       --        599,332      1,086,865             --             --
   Purchases of property and equipment                     (204,939)    (1,723,853)    (2,908,762)    (2,060,507)    (1,774,280)
   Franchise fee payments                                        --             --             --        (25,000)            --
   Notes receivable, net                                      7,181          2,625       (117,466)        43,196          6,168
                                                        -----------    -----------    -----------    -----------    -----------
            Net cash from investing activities                4,670     (1,105,896)    (1,779,135)    (2,028,898)    (1,541,170)
                                                        -----------    -----------    -----------    -----------    -----------
Cash flows from financing activities
   Payments on long-term debt                              (272,503)      (231,946)      (821,670)      (611,151)      (372,983)
   Payments for debt issuance costs                              --             --             --       (294,868)            --
   Proceeds from borrowings                                      --        250,000        776,200      4,311,802        255,000
                                                        -----------    -----------    -----------    -----------    -----------
            Net cash from financing activities             (272,503)        18,054        (45,470)     3,405,783       (117,983)
                                                        -----------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents        663,638        523,821       (403,074)     1,147,303     (1,147,547)
Cash and cash equivalents at beginning of period          1,388,934      1,792,008      1,792,008        644,705      1,792,252
                                                        -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of period              $ 2,052,572      2,315,829      1,388,934      1,792,008        644,705
                                                        ===========    ===========    ===========    ===========    ===========
Supplemental disclosure of cash flow information:
                                                        ===========    ===========    ===========    ===========    ===========
Non-cash investing activities - Sale of property and
equipment in exchange for note receivable               $   168,749             --             --             --             --
                                                        ===========    ===========    ===========    ===========    ===========
   Interest paid                                        $   318,468        293,216        618,105        291,944        269,589
                                                        ===========    ===========    ===========    ===========    ===========
   Income taxes paid                                    $   203,600       (134,376)      (270,376)       232,583        484,265
                                                        ===========    ===========    ===========    ===========    ===========

See accompanying notes to financial statements.

(1)  Summary of Significant Accounting Policies

     (a)  DESCRIPTION OF BUSINESS

          Bowlin Travel Centers Inc. (BTC or the Company) is located in Albuquerque, New Mexico. For all periods presented in these financial statements, the Company has operated as a separate division of Bowlin Outdoor Advertising & Travel Centers, Inc. (BOATC), a public company traded on the American Stock Exchange.

          On August 8, 2000, the Company was incorporated in the state of Nevada. BTC's articles of incorporation authorize 10,000,000 shares of common stock ($.001 par value) and 1,000,000 shares of preferred stock ($.001 par value), which can be issued at the discretion of the Board of Directors.

          The Company is a wholly owned subsidiary of BOATC. Inter-company transactions have generally been limited to management fees, federal and state income tax allocations, cash advances and cash distributions and are recorded and funded through an inter-company receivable/payable account.

          The Company's principal business activities include the operation of full-service travel centers and restaurants that offer brand name food and gasoline, and a unique variety of Southwestern merchandise to the traveling public in the Southwestern United States.

     (b)  CASH AND CASH EQUIVALENTS

          The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     (c)  INVENTORIES

          Inventories consist primarily of merchandise and gasoline for resale and are stated at the lower of cost or market value, with cost being determined using the first-in, first-out (FIFO) method.

     (d)  PROPERTY AND EQUIPMENT

          Property and equipment are carried at cost. Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to property and equipment are capitalized. Depreciation is provided by the Company using primarily straight-line, as well as accelerated methods.

     (e)  INTANGIBLE ASSETS

          Debt issuance costs are deferred and amortized over the terms of the respective borrowings on a straight-line basis for the revolving portion and the interest method for the term note portion. Franchise fees are amortized on a straight-line basis over the shorter of the life of the related franchise agreements or the periods estimated to be benefited, ranging from fifteen to twenty-five years.

     (f)  SALES AND COST RECOGNITION

          Sales of merchandise are recognized at the time of sale and the associated costs of the merchandise are included in cost of sales.

     (g)  INCOME TAXES

          The Company is included in the federal income tax return of BOATC. The Company's U.S. federal and state income tax liabilities are computed as if BTC filed separate tax returns. The Tax and Disaffiliation Agreement between BOATC and the Company requires the Company to reimburse BOATC for any taxes payable upon the distribution of the Company's stock to the shareholders of BOATC. The distribution will be taxable to BOATC to the extent the fair value of the net assets distributed exceeds their basis for income tax purposes in those assets on the date distributed.

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (h)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
          OF

          The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

     (i)  FINANCIAL INSTRUMENTS

          The Company's financial instruments are cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued liabilities, and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued liabilities, and long-term debt approximate fair value.

     (j)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (k)  PRO FORMA EARNINGS PER SHARE

          Pro forma earnings per share of common stock, both basic and diluted, are computed by dividing net income by the weighted average common shares outstanding for the Company's parent, BOATC. Diluted earnings per share is calculated in the same manner as basic earnings per share as there were no dilutive potential securities outstanding for all periods presented.

(2)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                    ESTIMATED         JULY 31,      JANUARY 31,       JANUARY 31,
                                   LIFE (YEARS)        2000             2000             1999
                                   ------------    -----------      -----------      -----------
 Land                                   --         $ 2,470,861        2,610,341        1,954,218
 Buildings and improvements          10 - 40         8,150,829        8,203,173        6,309,657
 Machinery and equipment              3 - 10         6,328,961        6,653,358        5,736,501
 Autos, trucks and mobile homes       3 - 10         1,425,321        1,451,987        1,394,915
 Billboards                          15 - 20         1,050,500          951,026          827,570
                                     =======       -----------      -----------      -----------

           Subtotal, at cost                        19,426,472       19,869,885       16,222,861
 Less accumulated depreciation                      (9,114,942)      (9,129,271)      (8,597,517)
 Construction in progress                               52,434           20,241        1,391,805
                                                   -----------      -----------      -----------

                                                   $10,363,964       10,760,855        9,017,149
                                                   ===========      ===========      ===========

     In May 2000, the Company sold certain assets, including land and equipment, to a third party for $25,000 cash and a note receivable for $400,000. The note receivable has a stated rate of interest of 8 percent and is payable in annual installments of $37,500 through 2004 with the balance due in 2005. The assets sold had a carrying value of $170,258 and the costs incurred to sell the assets was $6,043. The gain on the sale of the property was $248,699, of which $14,625 was recognized initially and $234,074 was deferred and will be recognized into income using the installment method as payments are received. The deferred gain is reflected as a reduction to the note receivable in the accompanying balance sheet.

     Through January 31, 2000, the Company received proceeds from insurance totaling $1,086,865 to replace assets destroyed by a fire at the Company's headquarters during November 1998, which resulted in recognition of a $711,805 gain.

(3)  INTANGIBLE ASSETS

     Intangible assets, at cost, consist of the following:

                                        JULY 31,      JANUARY 31,    JANUARY 31,
                                          2000           2000           1999
                                       ---------      ---------      ---------
Franchise fees                         $ 183,000        183,000        234,500
Debt issuance costs                      295,267        295,267        294,668
                                       ---------      ---------      ---------

                                         478,267        478,267        529,168
Less accumulated amortization           (164,733)      (149,999)      (134,007)
                                       ---------      ---------      ---------

Intangible assets, net                 $ 313,534        328,268        395,161
                                       =========      =========      =========

(4)  LONG-TERM DEBT

       Long-term debt is as follows:

                                                                  JULY 31,      JANUARY 31,  JANUARY 31,
                                                                    2000           2000         1999
                                                                 -----------    ----------   ----------
       Due bank,  maturity November 2005, variable interest      $ 2,570,493     2,661,329    2,846,007
           (8.50%   at   January   31,    2000),    monthly
           installments  of $34,347,  secured by  buildings
           and equipment
       Due bank, maturity  October 2013,  variable interest
           (8.50%   at   January   31,    2000),    monthly
           installments  of  $9,860,  secured  by  land and
           buildings                                                 925,698       941,732      978,428
       Due bank,  maturity October 2013,  variable interest
           (8.50%    at    January 31,    2000),    monthly
           installments  of  $6,329,  secured  by land  and
           buildings                                                 547,151       606,494      629,740
       Due bank,  maturity January 2005,  variable interest
           at index  rate  (8.00%  at  January  31,  2000),
           monthly   installments   of  $4,818  secured  by
           buildings and equipment                                   460,011       467,501      486,355
       Due bank,  maturity May 2005,  variable  interest at
           index rate plus .5 (8.50% at January 31,  2000),
           monthly  installments  of  $8,614,   secured  by
           buildings and equipment                                   713,923       732,194      774,006
       Due  banks  and  other  financing  companies,   with
           maturity  dates ranging from 2000 to 2013.  Most
           bear interest at  adjustable  rate of 7.75% with
           certain  fixed  rate  notes  at  8.9%.   Monthly
           payments  totaling  $19,188.  Secured  by  land,
           buildings, equipment, and inventories                   1,114,104     1,177,768      886,256
       Due  individuals,  various  payment  schedules  with
           maturity  dates  in  2003,   including  interest
           ranging from 8.00% to 10.00%.  Monthly  payments
           totaling $3,818.  Secured by land and buildings           119,672       136,537      168,233
                                                                 -----------    ----------   ----------

                                                                   6,451,052     6,723,555    6,769,025
       Less current maturities                                       482,926       491,701      502,487
                                                                 -----------    ----------   ----------

                                                                 $ 5,968,126     6,231,854    6,266,538
                                                                 ===========    ==========   ==========

     Future maturities of long-term debt for the years ending January 31 are as follows:


           2001                                $   491,701
           2002                                    528,349
           2003                                    554,293
           2004                                    524,976
           2005                                    476,743
           Thereafter                            4,147,493
                                               -----------

                        Total                  $ 6,723,555
                                               ===========

     On November 10, 1998, the Company entered into a credit agreement with one of its existing lenders for a new term note in the amount of $2,884,000, which was used to refinance existing borrowings and provide funds for working capital.

(5)  INCOME TAXES

     Income taxes consist of the following for the years ended January 31:

                                       CURRENT         DEFERRED          TOTAL
                                      ---------        ---------       ---------
     2000:
         U.S. Federal                 $ (45,000)         302,300         257,300
         State and local                 (9,100)          60,600          51,500
                                      ---------        ---------       ---------
                                      $ (54,100)         362,900         308,800
                                      =========        =========       =========

     1999:
         U.S. Federal                 $  67,500           67,700         135,200
         State and local                 13,500           13,600          27,100
                                      ---------        ---------       ---------
                                      $  81,000           81,300         162,300
                                      =========        =========       =========

     1998:
         U.S. Federal                 $ 222,400           88,400         310,800
         State and local                 44,500           17,700          62,200
                                      ---------        ---------       ---------
                                      $ 266,900          106,100         373,000
                                      =========        =========       =========

     Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pre-tax income as a result of the following for the years ended January 31:

                                                2000         1999         1998
                                              --------     --------     --------
Computed "expected" tax                       $270,696      141,430      329,502
State income taxes, net of federal
  tax benefit                                   34,014       17,872       41,084
Other                                            4,090        2,998        2,414
                                              --------     --------     --------

Total                                         $308,800      162,300      373,000
                                              ========     ========     ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at January 31:

                                                               2000       1999
                                                             --------   --------
Deferred tax assets:
    Compensated absences, principally due to accrual for
      financial reporting purposes                           $ 37,519     15,056
    Other                                                          --      7,800
                                                             --------   --------

          Total gross deferred tax assets                      37,519     22,856
Less valuation allowance                                           --         --
                                                             --------   --------

          Net deferred tax assets                              37,519     22,856
                                                             --------   --------

Deferred tax liabilities:
    Property and equipment, principally due to differences
      in depreciation                                         625,375    247,436
    Other                                                       4,944      5,320
                                                             --------   --------

          Total gross deferred liabilities                    630,319    252,756
                                                             --------   --------

          Net deferred tax liability                         $592,800    229,900
                                                             ========   ========

     There was no valuation allowance for deferred tax assets as of February 1, 1999, 1998 or 1997. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(6)  PROFIT SHARING PLAN

     The Company maintains a qualified defined contribution profit sharing plan that covers substantially all employees. The plan year end is December 31. The elected salary reduction is subject to limits as defined by the Internal Revenue Code. The Company provides a matching contribution and additional discretionary contributions as determined by resolution of the board of directors. Legal and accounting expenses related to the plan are absorbed by the Company. The Company's contributions to the profit sharing plan were $42,237, $29,083 and $37,386 in fiscal 2000, 1999 and 1998, respectively.

(7)  COMMITMENTS AND CONTINGENCIES

     The Company leases land at several of its retail operating locations. Included in general and administrative expenses in the accompanying statements of income and parent's equity in division is rental expense for these land leases of $419,176, $370,761 and $306,283 for the years ended January 31, 2000, 1999 and 1998, respectively. The Company also leases land where several of its retail billboards are located and rent expense for these leases was $91,148, $43,809 and $54,099 for the years ended January 31, 2000, 1999 and 1998, respectively.

     The leasing agreements for the various locations include 5-35 year leases with remaining lives on those leases ranging from approximately 5-25 years at January 31, 2000. Renewal options vary, with the most extensive including three 5-year renewal options. Contingent rentals are generally based on percentages of specified gross receipts. Several leases include terms for computation of rent expense as the greater of a percent of gross receipts or a percent of land value as defined by the lease. In most cases, the Company is responsible for certain repairs and maintenance, insurance, property taxes or property tax increases, and utilities.

     Future minimum rental payments under these leases are as follows:

          Year ending January 31:
          -----------------------
          2001                                     $ 151,383
          2002                                       132,783
          2003                                       128,783
          2004                                        98,783
          2005                                        98,233
          Thereafter                                 383,733
                                                   ---------

                    Total                          $ 993,698
                                                   =========

(8)  RELATED PARTY TRANSACTIONS

     Notes receivable - related parties consist of the following:

                                            JULY 31,    JANUARY 31,  JANUARY 31,
                                              2000         2000        1999
                                            -------      -------      -------
Stockholder, plus interest
  at 7%, unsecured                          $10,012       10,012       10,012
Employees, receivable in annual
  installments totaling $875 plus
  interest at 10%, unsecured                  3,500        3,500        3,500
                                            -------      -------      -------

Total                                       $13,512       13,512       13,512
                                            =======      =======      =======

     The Company and BOATC have entered into an agreement whereby the Company is reimbursed for certain corporate general and administrative functions performed on behalf of BOATC. These fees are included in the caption "management fees" in the accompanying statements of income and parent's equity in division and they include treasury, accounting, tax, human resources, and other support services. Management fees receivable from BOATC are based on actual amounts incurred on behalf of BOATC as well as a proportionate amount of the Company's general and administrative expenses determined based on the level of effort necessary to provide such services. The level of effort is determined through a percentage allocation of time and related expenditures for corporate personnel that perform duties and/or provide support for BOATC. While Company management has no practical means to estimate the costs that would not have been received for such services had it been a stand alone company, management believes the amount of such allocations are reasonable. However, BOATC may discontinue such cost sharing in the future, which would have the effect of reducing BTC's net income, and earnings per share to the pro forma (unaudited) amounts that follow:

                                                                      PRO FORMA
                                                                      EXCLUDING
UNAUDITED                                    AS        MANAGEMENT     MANAGEMENT
---------                                 REPORTED         FEE           FEE
                                         -----------   -----------   -----------
Net income:
     Year ended January 31, 2000         $   487,366      (207,390)      279,976
     Six months ended July 31, 2000          353,680      (102,939)      250,741
                                         -----------   -----------   -----------
Pro forma earnings per share:
     Year ended January 31, 2000         $      0.11         (0.05)         0.06
     Six months ended July 31, 2000             0.08         (0.02)         0.06
                                         -----------   -----------   -----------

     An individual who is an officer and stockholder in the Company is also an officer and stockholder in Stuckey's Corporation (Stuckey's). The Company paid Stuckey's franchise fees for four stores in the amount of $34,029, $36,356 and $35,690 for the years ended January 31, 2000, 1999 and 1998, respectively. Franchise fees are included in general and administrative expenses in the accompanying statements of income and parent's equity in division.

     During the years ended January 31, 2000, 1999 and 1998, wholesale gasoline distribution sales totaling $1,328,418, $1,227,681 and $916,733 were sold to a Stuckey's franchise travel center not owned by the Company. The travel center is owned by the daughter of an individual who is a stockholder in the Company.

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